   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1996.
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ARISTO INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            7273                           11-2706304
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 586-2400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

              SHMUEL COHEN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        ARISTO INTERNATIONAL CORPORATION
                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 586-2400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

              HENRY I. ROTHMAN, ESQ.                             ROBERT H. WERBEL, ESQ.
        PARKER CHAPIN FLATTAU & KLIMPL, LLP                        WERBEL & CARNELUTTI
            1211 AVENUE OF THE AMERICAS                        A PROFESSIONAL CORPORATION
             NEW YORK, NEW YORK 10036                               711 FIFTH AVENUE
             TELEPHONE: (212) 704-6000                        NEW YORK, NEW YORK 10022-3194
             FACSIMILE: (212) 704-6288                          TELEPHONE: (212) 832-8300
                                                                FACSIMILE: (212) 832-3353

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED MAXIMUM
                                              AMOUNT         PROPOSED MAXIMUM      AGGREGATE      AMOUNT OF
        TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE       OFFERING      REGISTRATION
     SECURITIES TO BE REGISTERED            REGISTERED          PER UNIT(1)          PRICE           FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per
  share                                 2,300,000 shares(2)       $9.125          $20,987,500     $6,359.85
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes 300,000 shares of Common Stock subject to the Underwriters' over-allotment option.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION -- DATED OCTOBER 16, 1996

PROSPECTUS
                                                                            LOGO
                                2,000,000 SHARES

                        ARISTO INTERNATIONAL CORPORATION

                                  COMMON STOCK

     All of the 2,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby are being offered by Aristo International Corporation ("Aristo" or the "Company"). The Common Stock is currently included on the Nasdaq SmallCap Market under the symbol "ATSP." The Company has applied for the listing of its Common Stock on the Nasdaq National Market. The last reported sales price for the Common Stock on the Nasdaq SmallCap Market was $9.125 per share. See "Price Range of Common Stock."

INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION WHICH
           SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE
                 INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                 PRICE TO         UNDERWRITING DISCOUNTS        PROCEEDS TO
                                  PUBLIC            AND COMMISSIONS(1)          COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share.................           $                       $                       $
------------------------------------------------------------------------------------------------
Total(3)..................           $                       $                       $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company has agreed to reimburse the Underwriters for all of their itemized out-of-pocket expenses, up to $150,000, and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses, estimated to be $          , payable by the
    Company.

(3) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Allen & Company Incorporated, 711 Fifth
Avenue, New York, New York on or about             , 1996.

                                ALLEN & COMPANY
                                  INCORPORATED

                The date of this Prospectus is            , 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     The Company has applied for registration of the following trademarks:
PlayNet Technologies(TM), PlayNet(TM), PlayNet Music(TM), TeamNet(TM), TouchNet(TM) and Pay-per-Play(TM). This Prospectus also includes other product names of the Company and trademarks, service marks and other product names of other persons.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all share and per share data and information in this Prospectus relating to the number of shares outstanding assume no exercise of the Underwriters' over-allotment option to purchase 300,000 additional shares from the Company. See "Underwriting."

                                  THE COMPANY

     The Company designs and develops location-based, pay-per-play electronic game and entertainment units and music juke boxes which are networked through the Internet. The Company's products utilize the Internet to enhance traditional video game products and juke boxes through innovations such as linking multiple players in remote locations and offering competitive tournament prize play. The Company intends to initially market these products to location-based venues such as sports bars and "theme" restaurants. The Company plans to introduce three products in the next six months: the PlayNet Music juke box and the TeamNet and TouchNet electronic game systems.

     The Company's products are designed to utilize the Internet as a communications network and an entertainment medium in a social setting, allowing users to play networked games, compete in local or national tournaments and contests, browse the World Wide Web, participate in chat room discussions and use credit cards to purchase merchandise. The Company's business reflects the growing trend to connect people via computer networks and, as a result, to create new forms of interactive entertainment in a social setting. According to the Vending Times 1996 Census, total coin-drop revenue in the U.S. in 1995 for all amusements was $6.3 billion, and the U.S. electronic pay per play video game business (which excludes pinball and redemption machines) generated $2.0 billion of that revenue.

     The Company has designed an open, PC-based system architecture which blends proprietary game development, secure communications protocol, and operations software in a client/server environment. Communications take place over the Internet utilizing standard Internet protocols. This integrated system allows the Company to offer networked, location-based entertainment that can be remotely updated with the latest games or entertainment content.

     The Company's initial product line is expected to consist of the following location-based entertainment systems:

          PlayNet Music -- A juke box which will provide access to thousands of music titles via an Internet connection to the Company's music database servers, thereby providing significantly greater choices than a standard juke box. In addition to providing the ability to select songs from an extensive library, PlayNet Music will allow customers to purchase merchandise from their favorite bands.

          TouchNet -- A compact game system engineered to sit on a counter top and accommodate 8 to 12 different games, including trivia, parlor, strategy and action games. Touch Net allows users to choose which game to play and then to choose whether to play against the computer or against other players through an Internet connection. In addition to playing games and participating in contests and prize events, customers can choose to browse the Internet, use e-mail and participate in chat room discussions using attached telephone handsets.

          TeamNet -- An interactive system which allows two teams of up to four players each to compete against each other in sports simulations and other games. Both teams may be physically present in the same location, competing on the same game system, or may be in separate locations competing through an Internet connection. The TeamNet system has been specifically designed to support tournament play.

     The Company plans to distribute its location-based entertainment systems through a well-established network of third-party national and local distributors for resale to operators that install, operate and maintain the products, primarily in hospitality locations, including restaurants, bars and hotels, and secondarily in arcades and malls. Certain members of the Company's management have long-standing relationships with many of the major distributors in the United States and internationally. The Company anticipates that tournament play and certain other revenues will be shared among the Company, the distributor and the operator. The Company also intends to distribute its entire product line in international markets through a variety of distribution arrangements. It is contemplated that products will be localized for each territory as appropriate.

     Aristo is currently in the process of acquiring the rights to the libraries of various music publishers and record labels for use on its PlayNet Music system. Concurrently, the Company is negotiating to enter into sponsorship and advertising programs for its sports games, tournaments and prize contests with high-profile consumer goods and beverage companies. The Company also intends to establish various contractual arrangements, joint ventures and other mutually advantageous programs with technology providers, equipment manufacturers, distributors, major hospitality chains, consumer products companies, music-related companies, content providers and others, to develop broader, more efficient, more profitable and higher-profile products and services.

                                    STRATEGY

     The Company's primary strategic objective is to establish and rapidly grow an installed customer base of its location-based Internet-enabled entertainment units. The Company believes that its products and system architecture will enable it to expand the variety of content and services available beyond that which is available in existing products, as well as to increase the range of locations at which such networked entertainment units can be profitably located. The Company believes that the breadth of entertainment choices which its products will deliver, coupled with a highly diverse range of public locations, will extend the demographic universe of its potential users beyond that of adolescent males who currently dominate the coin-operated video game market. The Company's primary strategies can be summarized as follows:

          Enhancement of the Location-Based Entertainment Experience -- The Company intends to offer networked entertainment content with multi-player, multi-location and tournament prize play which it believes will result in significantly more compelling entertainment experiences than are possible with existing stand-alone location-based, pay-per-play machines. Unlike most competing entertainment systems, which are primarily based on proprietary hardware platforms, the Company's entertainment units will offer touch screen-operated access to a wide variety of video games including parlor, trivia, strategy and action games and prize tournament play. Additional features will include access to Internet content and thousands of music titles, the ability to purchase general entertainment and music-related merchandise, and ancillary features such as e-mail and "real-time chat" with other users of the system.

          Hospitality Focus and Penetration Beyond Traditional Locations -- The Company intends to focus its efforts on the hospitality sector which, according to the 1996 Vending Times Census of the Industry comprises 60% of the location-based entertainment industry. This sector primarily includes bars, restaurants and hotels and is distinguished from the remainder of the industry, which is made up of specialized game arcades and locations such as movie theaters. The Company believes that the greater variety of entertainment content offered on its products could significantly expand the number of potential locations in the hospitality sector and allow it to enter non-traditional locations such as airports, railroad stations and shopping malls. The Company intends to accelerate the distribution of its products by forming strategic alliances with major hospitality companies, both in the United States and internationally.

          Expansion of Potential User Base -- The Company intends to offer a range of entertainment products, including parlor, trivia, strategy and action games, expected to appeal to a broader user base than existing arcade offerings which are increasingly targeting the adolescent male demographic segment. The Company will initially target hospitality locations, especially bars and chain restaurants, for distribution of its products. Networked and prize tournaments and promotions will be aimed at a broad array of consumers who are interested in social interactive entertainment and competitive tournament prize play. The Company believes that its broad-based strategy will allow it to increase average revenue per unit and the number of potential locations for its networked machines.

          Product Innovation and Improvement -- The Company believes that its flexible system architecture will allow it to update and continually improve its game and entertainment offerings on a cost effective basis through remote downloads from central servers, based on customer feedback and demand. The Company expects to be able to regularly update its musical offerings on PlayNet Music based on the popularity of songs in each location. The Company also expects to augment and improve its game content and add new features on both TouchNet and TeamNet based on customer feedback. Downloading will permit TouchNet games to be updated and new games to be added to optimize choice at each unit. TeamNet sports offerings will be changed based on sport seasons and game popularity. The Company also intends to support usage through tournament prize offerings and promotions.

          Recurring Revenue Streams -- The Company believes that location-based entertainment product manufacturers only receive revenue from the sale of machines. The Company believes that it will be able to demonstrate that its products will result in increased coin-drop from location-based entertainment units and expects that it will be able to share in incremental revenues, thus creating recurring revenue streams for the Company. The Company intends to promote, arrange sponsorship for, and organize national and local game tournaments with cash and other prizes. The Company believes that the limited tournament features of certain existing location-based entertainment units have demonstrated an increase in machine usage and revenues, especially since such tournaments require higher game fees.

          Ancillary Revenue Opportunities -- Sponsorship and advertising revenue will be generated from on-screen advertisements and tournaments. The Company also expects to collect fees on merchandise sales made through its Internet-enabled entertainment units. The Company plans to re-market data collected from user polls, music selections and other similar usage to content providers, advertisers and product and service vendors.

     The Company's principal executive office is located at 152 West 57 Street, New York, New York 10019-3310, and its telephone number is (212) 586-2400. The Company is a Delaware corporation which is the surviving corporation of its merger with a New York corporation (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview"). References herein to the "Company" or "Aristo" are to the Company (including, for periods prior to the merger, the predecessor New York corporation) and, unless the context otherwise requires, its subsidiaries.

                                  THE OFFERING

Common Stock offered.........................  2,000,000 shares
Common Stock to be outstanding after the
  offering...................................  16,966,661 shares(1)
Use of Proceeds..............................  The Company intends to use the net proceeds of this offering for system and product
                                               development, capital expenditures, product
                                               launches, software licensing and general
                                               corporate purposes. See "Use of Proceeds."
Risk Factors.................................  The shares offered hereby involve a high degree of risk. See "Risk Factors."
Nasdaq SmallCap Market Symbol................  ATSP
Proposed Nasdaq National Market Symbol.......

---------------
(1) Does not include (i) an aggregate of 500,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1994 Stock Option Plan, of which options to purchase 395,000 shares have been granted as of the date of this Prospectus; (ii) an aggregate of 1,000,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1995 Stock Option Plan, of which options to purchase 1,000,000 shares have been granted as of the date of this Prospectus; (iii) an aggregate of 1,500,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1996 Stock Option Plan, of which options to purchase 1,425,067 shares have been granted as of the date of this Prospectus; (iv) 433,728 shares of Common Stock issuable in accordance with the terms of certain of the Company's convertible promissory notes; (v) 60,000 shares of Common Stock issuable upon exercise of certain options granted to certain lenders; and (vi) 448,101 shares of Common Stock issuable upon exercise of the Company's outstanding warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information has been derived from and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

     The summary consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statements of operations data set forth below with respect to the three years ended October 31, 1995 are derived from the consolidated financial statements included elsewhere in this Prospectus, which consolidated financial statements have been audited by Coopers & Lybrand L.L.P. The data as of July 31, 1996 and for the nine month periods ended July 31, 1995 and 1996 was derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. The historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                        NINE MONTHS
                                              YEARS ENDED OCTOBER 31,                                  ENDED JULY 31,
                        -------------------------------------------------------------------   --------------------------------
                           1991          1992          1993          1994          1995           1995             1996
                        -----------   -----------   -----------   -----------   -----------   ------------   -----------------
CONSOLIDATED OPERATIONS
  DATA:
Total Revenue.......... $        --   $    33,333   $    58,334   $    16,005   $   157,627   $     4,749       $   198,349
Total Operating
  Expenses.............   1,462,158     1,487,728     1,659,837     2,188,605     4,281,956     2,246,438         7,499,101
Net Loss...............  (1,478,158)   (1,480,812)   (1,636,310)   (2,228,644)   (4,116,457)   (2,210,086 )      (7,429,529)
Net Loss per Share..... $     (0.29)  $     (0.23)  $     (0.21)  $     (0.24)  $     (0.40)  $     (0.23 )     $     (0.55)
Weighted Average
  Outstanding Common
  Shares...............   5,122,222     6,450,298     7,723,767     9,244,593    10,388,926     9,714,981        13,554,091

                                                                                                JULY 31, 1996
                                                                                ----------------------------------------------
                                                                                  ACTUAL      PRO FORMA(1)   AS ADJUSTED(1)(2)
                                                                                -----------   ------------   -----------------
CONSOLIDATED BALANCE
  SHEET DATA:
Cash.........................................................................   $   544,104   $ 6,104,749       $22,104,749
Working Capital (Deficit)....................................................    (2,152,225)    3,728,420        19,728,420
Total Assets.................................................................    10,478,933    16,039,578        32,039,578
Total Liabilities............................................................     5,685,191     5,365,191         5,365,191
Stockholders' Equity (Deficit)...............................................     4,793,742    10,924,337        26,924,337

---------------

(1) Reflects on a pro forma basis as at July 31, 1996 the private placements of 1,256,400 shares of Common Stock, the repayment of a $450,000 promissory note of the Company, the issuance of a $130,000 convertible promissory note and the payment in Common Stock of $250,000 of compensation to a senior executive. Assumes full conversion of shares of Astro-Stream Corporation into shares of Common Stock.

(2) Also reflects on an as adjusted basis as at July 31, 1996 the sale of the 2,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. Each prospective investor should carefully consider, among other things, the following risk factors in addition to the other information presented in this Prospectus before making an investment decision. Certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations," such as those concerning the adequacy of cash flows to fund future operations, and under "Business," such as statements concerning the development and introduction of new products and related customer support services, proposed marketing and distribution channels and manufacturing arrangements, and elsewhere in this Prospectus regarding matters that are not historical facts are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act")). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those herein under "Risk Factors." The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     History of Net Losses; Accumulated Deficit. The Company is a development stage company which has only a limited operating history upon which an evaluation of the Company and its prospects can be based. Since its inception, the Company has been engaged primarily in product development. As the Company's networked entertainment products are still being developed and have not yet been marketed by the Company, no significant revenues have been generated by the Company. The Company has incurred net losses since inception and, as of July 31, 1996, the Company had an accumulated deficit of $19,185,119. In fact, existing revenues are attributable solely to services and products other than the networked entertainment products currently focused upon by the Company. The Company expects that its initial three networked entertainment products will be commercially available within the next six months. In the transition from the development stage to the manufacturing stage, the Company's losses are expected to increase as a result of expenditures required to commence product manufacturing and increased levels of spending on marketing and sales. In addition, as a new business in an emerging industry, the Company may encounter unforseen difficulties, some of which may be beyond the Company's ability to control, related to marketing, product development, manufacturing, regulation and proprietary technology. There can be no assurance, therefore, that the Company will be able to manufacture and market its networked entertainment products or any other product successfully or achieve or sustain profitability in the near future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     New Business Focus. The Company's future financial performance will depend in large part upon the successful development, introduction and customer acceptance of its networked entertainment products. There can be no assurance that the Company will be successful in attracting and retaining new customers for such entertainment products. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their development stage, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Developing Market; New Entrants; Unproven Acceptance of the Company's Products and Revenue Model; Uncertain Adoption of Internet as a Medium of Commerce and Communications. The market for the Company's entertainment hardware, software and services has not yet been tested, is rapidly evolving and may see an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. While the Company believes that its entertainment units offer significant advantages for networked, location-based, pay-per-play entertainment using the Internet, there can be no assurance that entertainment over the

Internet will become widespread, or that the Company's entertainment units will become widely adopted for these purposes.

     Because the market for the Company's products and services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that the market for the Company's products and services will develop, that the Company's products or services will be adopted by targeted hospitality and other public venues, or that individual personal computer users at home will use the Internet for entertainment, commerce and communication. In addition, there can be no assurance that the Company's proposed revenue sharing model, which is an innovation in the industry, will be accepted. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business."

     New Product Development and Technological Change. The Company's future revenues are expected to be derived from the sale of location-based entertainment hardware and the provision of network services, including tournaments, competitions and networked game software. Accordingly, broad acceptance of the Company's products and services by customers is critical to the Company's future success, as is the Company's ability to design, develop, test and support new products and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company will be substantially dependent in the near future upon its server and integrated applications software products that are still being developed. In particular, the Company has not yet commercially released the Aristo location-based products. There can be no assurance that errors will not be found in the Company's products, or, if discovered, successfully corrected in a timely manner. If the Company is unable to develop on a timely basis new entertainment products, enhancements to existing products or make error corrections, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business."

     Evolving Distribution Channels. The Company's distribution strategies include the traditional location-based game distribution channels. There can be no assurance that this community will enthusiastically embrace the Company's products. There can be no assurance that the Company will be able to attract or retain distributors or that these distributors will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service, or that the Company will be able to manage conflicts among its distributors. In addition, the Company's agreements with distributors typically do not restrict them from distributing competing products, and in many cases may be terminated by either party without cause. Further, in some cases the Company intends to grant exclusive distribution rights that are limited by territory and in duration. Consequently, the Company may be adversely affected should any distributor fail to adequately penetrate its market segment. The inability to recruit, manage or retain important distributors, or their inability to penetrate their respective market segments, could materially adversely affect the Company's business, operating results and financial condition. See "Business."

     The Company anticipates that it will distribute its consumer networked game software and other electronic content over the Internet. Distributing the Company's products over the Internet may make the Company's software more susceptible than other software to unauthorized copying and use. If, as a result of changing legal interpretations of liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company's business, operating results and financial condition would be materially adversely affected.

     Competition. The markets served by the Company are extremely competitive. The Company expects competition to persist, intensify and increase in the future. Because there are no substantial barriers to entry, an influx of new market entrants is expected to continue in response to the growing demand for digital entertainment, information and data communication technology products and services. Many of the Com-pany's current and potential competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than the Company.

     The market for Internet-enabled, location-based entertainment products is new, and subject to rapid technological change. The Company expects competition to intensify and increase in the future. Almost all of the Company's potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Such competition could materially adversely affect the Company's business, operating results or financial condition. The Company is aware that other attempts are being undertaken to develop networked juke boxes and Internet-enabled products for the location-based entertainment marketplace. The Company believes that it competes for discretionary spending in the overall entertainment business which includes
(i) home-based entertainment, such as television and home video, pre-recorded music, books and magazines, and personal computer and console based entertainment, and (ii) location-based entertainment, such as live events, theatrical exhibitions, video games, billiards, pinball machines and movies.

     Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of the Company's products. In addition, competition could result in increased selling and marketing expenses, which could adversely affect the Company's profitability. There can be no assurance that the Company will be able to offset the effects of any such price reductions through an increase in the sales of its entertainment units, higher revenue from enhanced services, cost reductions or otherwise. Increased competition, price or otherwise, could result in erosion of the Company's market share and adversely affect the Company's operating results. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the media market. See "Business -- Competition."

     Dependence Upon Suppliers, Manufacturers, Licensors and Third-Party Financing Sources; Limited Sources of Supply; Dependence Upon Network Infrastructure. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon local exchange carriers ("LECs") to provide telecommunications services to, and Internet service providers ("ISPs") to provide Internet connection for, the Company and its customers. There can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an acceptable cost or at all. Any failure to obtain such services on a timely basis at an acceptable cost would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and that operate with products and components from other vendors. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards or that are compatible with other products or components used by the Company in its network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company currently outsources the manufacturing of a significant portion of its hardware for sale. See "Business." Any failure or delay by manufacturers to deliver such hardware, or any defect in, or non-conforming production of, such hardware would disrupt the Company's operations.

     Management of Growth; Dependence on Key Personnel. The Company is currently experiencing rapid growth that could strain the Company's managerial and other resources. From July 31, 1995 through September 30, 1996, the number of the Company's full-time employees increased from 22 to 70, and further significant increases are anticipated during the balance of 1996. Many of the key employees have worked together only for a short time. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate, manage and retain its current employees and attract equivalent new employees. Competition for highly qualified personnel is intense. If the Company's management is unable to manage growth effectively and employees are unable to achieve anticipated performance levels, the Company's results of operations could be adversely affected.

Additionally, the Company depends on the services of certain of its key employees, including Shmuel Cohen, Paul C. Meyer, Glenn P. Sblendorio, Nolan K. Bushnell, Patrick O. Nunally and William R. Cravens, and the loss of any such services could have a material adverse effect on the Company. See "Management."

     Risk of System Failure; Security Risks. The Company's operations are dependent upon its ability, and the ability of its suppliers, to protect its network infrastructure against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite precautions taken by the Company and the industry in general, the occurrence of a natural disaster or other unanticipated problems at the Company's network operations center or nodes in the future could cause interruptions in the services furnished by the Company. In addition, failure of the Company's telecommunications and Internet service providers to supply the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

     Despite the implementation of security measures, the core of the Company's network infrastructure is vulnerable to computer viruses and disruptive problems. Internet access providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the Company's computer systems, which may result in liability of the Company to its customers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's success will depend upon the capacity, reliability and security of its network infrastructure. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. Any failure of the Company to expand its network infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is aware that significant delays exist for the installation of integrated services digital network ("ISDN") lines in certain parts of the United States and that such service is not available in all areas.

     A significant barrier to the widespread acceptance of Internet commerce is uncertainty over the secure exchange of value over public networks. The Company relies on encryption and authentication technology necessary to provide the security to effectuate the secure exchange of value, including credit card transactions. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and results of operations.

     Governmental Regulation. In the United States and many other countries, games of chance must be expressly authorized by law. Once authorized, such games are subject to extensive and evolving domestic and foreign governmental regulation, including federal, state and local regulation. There can be no assurance that the operation of all of the Company's games, including prize tournament games, will be approved by all of the jurisdictions in which the Company intends to market and operate its game and prize tournament game products or that those jurisdictions in which these games and prize tournament game products are currently permitted will continue to permit such activities. In addition, future government regulation could be burdensome to the Company, its personnel and its stockholders. Moreover, material increases in taxes or fees on the games' operations could adversely affect the Company.

     The Company is not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes which directly or indirectly affect telecommunication costs or the likelihood or scope of competition, could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including privacy, pricing and characteristics of products or services. The Company cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on its business.

     The law relating to the liability of on-line services companies and ISPs for information carried on or disseminated through their systems is currently unsettled. Several private lawsuits seeking to impose such liability upon on-line services companies and ISPs are currently pending. In addition, legislation has been proposed which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. The imposition upon the Company or ISPs of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain product features. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. While the Company maintains certain insurance, such insurance may not be adequate to compensate the Company in the event the Company becomes liable for information carried on or disseminated through its systems. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

     Fluctuations in Quarterly Results. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. The Company's expense levels are based in part on its expectations as to future revenues and are expected to increase. Quarterly sales and operating results generally depend on the volume and timing of, and ability to fulfill, orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. In addition, the Company plans to increase its operating expenses to fund greater levels of research and development, increase its sales and marketing operations, develop new distribution channels and broaden its customer support capabilities. To the extent that such expenses precede, or are not subsequently followed by, increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

     The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including demand for the Company's products, introduction or enhancement of products by the Company and its competitors, market acceptance of new products, mix of distribution channels through which products are sold, mix of products and services sold, mix of international and North American revenues, and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Proceeds to Complete Development of Products; Uncertainty of Additional Financing. The Company is dependent on and intends to use the proceeds of this offering to complete the development of its networked entertainment products. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with, and the timetable for, development of the networked entertainment products), that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or expected cash flow prove to be insufficient, the Company may be required to seek additional financing. There can be no assurance that the proceeds of this offering will be sufficient to permit the Company to complete the development and launch of its networked entertainment products and to achieve the expected growth of the Company. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the current stockholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

     Possible Future Payments to Third Parties; Uncertain Protection of Intellectual Property. The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on patent, trademark, trade secret and copyright law to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. The Company presently has no patents or pending patent applications relating to its location-based entertainment business. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality or license agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary or licensed content, products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments which could materially adversely affect the Company's business, operating results and financial condition.

     Risks Associated with International Expansion. A long-term component of the Company's strategy is its planned expansion into international markets. To date, the Company has no experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level which could adversely impact the success of the Company's international operations. These risks include changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. In some cases, the prohibitive costs of telephones, telephone lines, high speed links and Internet access may exclude whole countries. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition. See "Business."

     Concentration of Stock Ownership. Upon completion of this offering, the present directors, executive officers and their respective affiliates will beneficially own approximately 26.93% of the outstanding Common Stock assuming no exercise of the Underwriters' over-allotment option and 26.47% of the outstanding Common Stock assuming full exercise of the Underwriters' over-allotment option. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

     Possible Volatility of Stock Price. Prior to this offering, there has been a limited public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and entertainment companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     Immediate, Substantial Dilution. Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution in net tangible book value per share. Additional dilution may occur upon exercise of outstanding stock options or warrants or the conversion of certain of the Company's convertible promissory notes, or in connection with possible future financings to meet the Company's future capital requirements.

     No Dividends. The Company has never paid dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company plans to retain any earnings to finance the development and expansion of its business. See "Dividend Policy."

     Anti-Takeover Effects of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. If the Company issues shares of Preferred Stock, the issuance may have a dilutive effect upon the holders of the Company's Common Stock, including the purchasers of the shares being offered hereby. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated expenses of the offering) are estimated to be $16,000,000 ($18,524,500 if the Underwriters' over-allotment option is exercised in full). The Company anticipates that it will use such net proceeds as follows:

                                                                          APPROXIMATE
                                                                            DOLLAR
                            APPLICATION OF PROCEEDS                         AMOUNT
        ----------------------------------------------------------------  -----------
        Networking, Hardware and Software Systems and
          Product Development(1)........................................  $ 7,000,000
        Capital Expenditures(2).........................................    2,000,000
        Content/Software Licensing(3)...................................    2,000,000
        Product Launches(4).............................................    1,000,000
        General Corporate Purposes......................................    4,000,000
                                                                          -----------
                                                                          $16,000,000
                                                                          ===========

---------------

(1) Represents anticipated costs associated with the continued refinement and completion of the Company's location-based games and entertainment products, including software development, final product engineering and networking systems integration. See "Business -- Location-based Entertainment."

(2) Represents anticipated required capital expenditures, including the purchase of computer hardware such as network servers, computer terminals, rendering and scanning machines, all associated licensed development software and software tools and, in addition, all testing and prototype equipment. See "Business -- Research and Development."

(3) Represents costs associated with licensed content and game software.

(4) Represents anticipated costs associated with the introduction and promotion of new products, including public events, print and electronic advertising, public relations campaigns, as well as training programs provided for location-based product distributors and operators. See "Business -- Sales and Marketing."

     The Company may, but has no firm intent to, elect to use up to $250,000 of the net proceeds to reduce the uncollateralized outstanding borrowings under its existing revolving credit facility with The Merchants Bank of New York. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company believes that the net proceeds from this offering, together with available funds and cash flows expected to be generated by operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to fund operations, the Company may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, seek additional financing or curtail its activities. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Dependence on Proceeds to Complete Development of Products; Uncertainty of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pending utilization, the Company intends to invest the net proceeds of this offering in short-term bank certificates of deposit, interest bearing savings accounts, United States government obligations or other short-term interest bearing investments.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock commenced trading on October 4, 1995 on the Nasdaq SmallCap Market under the symbol ATSP. Prior to October 4, 1995, the Company's shares were quoted in the so called "pink sheets" in the over-the-counter market, and a market price for the shares could not be identified. The following table sets forth for the periods indicated the high and low sales prices for the Common Stock as reported on the Nasdaq SmallCap
Market:

                                                                          HIGH   LOW
                                                                          ----   ---
        Fiscal 1995
               Fourth Quarter (from October 4, 1995)....................  $10 1/2 $ 7
        Fiscal 1996
               First Quarter............................................  9 1/4  6 3/4
               Second Quarter...........................................  11 3/4 6 3/4
               Third Quarter............................................    11     4
               Fourth Quarter (through October 15, 1996)................    10   6 3/4

     On October 15, 1996, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market was $9 1/8 per share. On October 1, 1996, there were 802 holders of record and the Company believes its Common Stock is beneficially owned by approximately 1,357 holders.

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company plans to retain any earnings to finance the development and expansion of its business.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company at July 31, 1996, and reflects, on a pro forma basis as at July 31, 1996, the private placements of 1,256,400 shares of Common Stock at prices between $5.00 and $5.50 per share and, on an as adjusted basis, the sale of 2,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.

                                                                   JULY 31, 1996       JULY 31, 1996
                                                                     PRO FORMA          AS ADJUSTED
                                                 JULY 31, 1996     -------------       -------------
                                                    ACTUAL          (UNAUDITED)         (UNAUDITED)
                                                 -------------
                                                  (UNAUDITED)
Convertible term loans -- stockholder..........  $   1,976,500     $   1,656,500(1)    $   1,656,500(1)
                                                    ----------       -----------         -----------
Capital leases-long term.......................        164,233           164,233             164,233
                                                    ----------       -----------         -----------
Stockholders' equity:
  Common Stock -- $.001 par value,
     authorized -- 40,000,000 shares; issued
     and outstanding 13,632,044 shares; pro
     forma 14,966,661 shares (2); as adjusted
     16,966,661 shares
     (3)(4)....................................         13,632            14,967(2)           16,967(3)
Additional paid-in capital.....................     23,965,229        30,094,489(2)       46,092,489(3)
Deficit accumulated during the development
  stage........................................    (19,185,119)      (19,185,119)        (19,185,119)
                                                    ----------       -----------         -----------
Total stockholders' equity.....................      4,793,742        10,924,337          26,924,337
                                                    ----------       -----------         -----------
Total capitalization...........................  $   6,934,475     $  12,745,070       $  28,745,070
                                                    ==========       ===========         ===========

---------------
(1) Reflects the repayment of a $450,000 promissory note of the Company and the issuance of a $130,000 convertible promissory note.

(2) Reflects the issuance of 1,256,400 shares of Common Stock in connection with private placements netting $5,880,645 in cash proceeds and the payment in Common Stock of $250,000 of compensation to a senior executive. Assumes full conversion of shares of Astro-Stream Corporation into shares of Common Stock.

(3) Reflects the issuance of the shares in Note (2) above and the net proceeds of $16,000,000 from the issuance of the 2,000,000 shares of stock being registered herein.

(4) Does not include (i) an aggregate of 500,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1994 Stock Option Plan, of which options to purchase 395,000 shares have been granted as of the date of this Prospectus; (ii) an aggregate of 1,000,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1995 Stock Option Plan, of which options to purchase 1,000,000 shares have been granted as of the date of this Prospectus; (iii) an aggregate of 1,500,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1996 Stock Option Plan, of which 1,425,067 options to purchase shares have been granted as of the date of this Prospectus; (iv) 433,728 shares of Common Stock issuable in accordance with the terms of certain of the Company's convertible promissory notes; (v) 60,000 shares of Common Stock issuable upon exercise of the Company's certain options granted to certain lenders; and (vi) 448,101 shares of Common Stock issuable upon the exercise of the Company's outstanding warrants. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Executive Compensation" and "-- Stock Option Plans," "Certain Transactions," "Underwriting" and Note 9 of Notes to Consolidated Financial Statements.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statements of operations data set forth below with respect to the three years ended October 31, 1995, and the consolidated balance sheet data at October 31, 1994 and 1995, are derived from the consolidated financial statements included elsewhere in this Prospectus, which consolidated financial statements have been audited by Coopers & Lybrand L.L.P. The consolidated balance sheet data as of October 31, 1991, 1992 and 1993 have been derived from audited financial statements not included in this Prospectus. The data as of July 31, 1995 and 1996 and for the nine month periods ended July 31, 1995 and 1996 and the period from inception to July 31, 1996 was derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. The historical results are not necessarily indicative of the results to be expected in the future.

STATEMENT OF OPERATIONS DATA:

                                                                                                                    CUMULATIVE
                                                                                         NINE MONTHS ENDED        SINCE JUNE 4,
                                     YEARS ENDED OCTOBER 31,                                 JULY 31,            1990 (INCEPTION)
               -------------------------------------------------------------------   -------------------------     TO JULY 31,
                  1991          1992          1993          1994          1995          1995          1996           1996(1)
               -----------   -----------   -----------   -----------   -----------   -----------   -----------   ----------------
Royalty
  revenue..... $        --   $    33,333   $    58,334   $    16,005   $     9,327   $     4,749   $     6,002     $    123,001
Production
  revenue.....          --            --            --            --       148,300            --       192,347          340,647
               -----------   -----------   -----------   -----------   -----------   -----------   -----------     ------------
    Total
    revenue...          --        33,333        58,334        16,005       157,627         4,749       198,349          463,648
Selling,
  general and
administrative
  expenses....    (723,171)   (1,336,225)   (1,577,812)   (2,141,400)   (3,678,823)   (2,246,117)   (4,718,082)     (14,175,513)
Research and
  development
  expenses....    (738,987)     (151,503)      (82,025)      (47,205)     (603,133)         (321)   (2,781,019)      (4,403,872)
Interest
  expense.....     (16,000)      (29,000)      (41,383)      (46,525)     (101,237)      (59,029)     (167,738)        (401,883)
Interest and
  other
  income......                     2,583         6,576        (9,519)      109,109        90,632        38,961          147,710
               -----------   -----------   -----------   -----------   -----------   -----------   -----------     ------------
    Net
      loss....  (1,478,158)   (1,480,812)   (1,636,310)   (2,228,644)   (4,116,457)   (2,210,086)   (7,429,529)     (18,369,910)
Dividends on
  Preferred
  Stock.......          --            --            --            --        (4,585)           --       (15,219)         (19,804)
               -----------   -----------   -----------   -----------   -----------   -----------   -----------     ------------
Net loss
  applicable
  to
  common
  stockholders... $(1,478,158) $(1,480,812) $(1,636,310) $(2,228,644)  $(4,121,042)  $(2,210,086)  $(7,444,748)    $(18,389,714)
               ===========   ===========   ===========   ===========   ===========   ===========   ===========     ============
Weighted
  average
  number of
  common
  shares
outstanding...   5,122,222     6,450,298     7,723,767     9,244,593    10,388,926     9,714,981    13,554,091
               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net loss per
  share....... $     (0.29)  $     (0.23)  $     (0.21)  $     (0.24)  $     (0.40)  $     (0.23)  $     (0.55)
               ===========   ===========   ===========   ===========   ===========   ===========   ===========

---------------
(1) See Note 1(b) of Notes to Consolidated Financial Statements.

BALANCE SHEET DATA:

                                           OCTOBER 31,                                       JULY 31,
               -------------------------------------------------------------------   -------------------------
                  1991          1992          1993          1994          1995          1995          1996
               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Cash.......... $    44,018   $   295,501   $   691,284   $   502,993   $   540,297   $   183,146   $   544,104
Working
  capital
  (deficit)...    (420,106)     (188,906)     (438,031)      248,074      (746,812)     (614,156)   (2,152,225)
Total
  assets......     131,254       520,948     1,193,566     1,339,598    11,048,329    10,819,352    10,478,933
Total
liabilities...     489,122       634,628     1,613,556     1,876,168     2,750,458     2,313,504     5,685,191
Stockholders'
  equity
  (deficit)...    (357,868)     (113,680)     (419,990)     (536,570)    8,297,871     8,505,848     4,793,742

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Summary Consolidated Financial data, the Consolidated Financial Statements and the Notes thereto, along with the other financial information appearing elsewhere in this Prospectus.

OVERVIEW

     The Company designs and develops location-based, pay-per-play electronic game and entertainment units and music juke boxes which are networked through the Internet. The Company's products utilize the Internet to enhance traditional video game products and juke boxes through innovations such as linking multiple players in remote locations and offering cash-prize tournament play.

     The Company intends to initially target location-based venues such as sports bars and "theme" restaurants. The Company plans to introduce three products in the next six months: the PlayNet Music juke box and the TeamNet and TouchNet electronic game systems.

     The Company's products are designed to utilize the Internet as a communications network and an entertainment medium in a social setting, allowing users to play networked games, compete in local or national tournaments and contests, browse the World Wide Web, participate in chat room discussions and use credit cards to purchase merchandise.

     On May 3, 1995, Aristo International Corporation, a New York corporation (the "Predecessor"), was merged (the "Merger") with and into the Company, which was previously known as "The Astro-Stream Corporation." The Company was the surviving corporation in the Merger and, pursuant to the Merger, the name of the Company was changed to "Aristo International Corporation." Prior to the Merger, the Company had no operations. The Predecessor was incorporated in 1990 to invest in licensable and patentable consumer products for the mass market. From late 1994 until the effective date of the Merger, the Predecessor (and since the Merger, the Company) has focused on the business described in detail in this Prospectus. On July 31, 1995, the Company acquired 100% of the stock of Borta, Inc., an entertainment software engineering and development company (the "Acquisition"). See "Business."

     The Company's revenues historically have been comprised of software development fees. Salaries of the software programmers, networking specialists, engineers and graphic artists, as well as depreciation of the fixed assets used in the development of hardware and software, are included in research and development. During the next twelve months, the Company expects to continue the development of hardware and software for its networked, location-based entertainment products. The Company intends to sell its products through a network of over one hundred third party distributors. The Company's financial statements do not contain a provision for income tax expense from its inception through July 31, 1996 as the Company has incurred operating losses since inception. As of October 31, 1995, the Company had available unused net operating loss carry forwards of approximately $9,797,000, which may provide future tax benefits, expiring in various years from 2006 to 2010. The Company has fully reserved these potential future tax benefits.

COMPARISON OF THE NINE MONTHS ENDED JULY 31, 1996 VS. JULY 31, 1995

     Consolidated revenues for the nine months ended July 31, 1996 were $198,349, an increase of $193,600 as compared to the same period in 1995. Revenues from the development of software represented 97% of the 1996 revenues. Royalties on the Company's consumer products represented 3% of revenues in 1996 compared to 100% of revenues in 1995.

     Selling, general and administrative expenses for the nine months ended July 31, 1996 increased to $4,718,082 as compared to $2,246,117 for the nine months ended July 31, 1995. Approximately 22% or $1,042,979 of the total selling, general and administrative expenses for 1996 related to salaries and benefits as compared to $623,000 for the prior period, an increase of $419,979. This resulted from an increase in personnel of 42 to 64 as of July 31, 1996 from 22 as of July 31, 1995. The increase in headcount is primarily a result of the development of the infrastructure necessary to permit the Company to achieve its business objectives in product development and marketing.

     Occupancy expense for the current period amounted to $271,538 as compared to $181,597 for the same period in 1995. This increase is related to nine months of expense for the Borta facility as compared to one month for the same period in 1995 and another engineering and design facility, which was occupied beginning in April 1996. Of the total selling, general and administrative expenses, occupancy expense represents 6% and 8% for the nine months period in 1996 and 1995, respectively.

     Amortization and depreciation expenses totaled $74,674 and $16,911, respectively, for the nine months ended July 31, 1996 and 1995. The increase of $57,763 resulted from the capital expenditures in fiscal year 1996 related to equipment and leasehold improvements.

     Other selling, general and administrative expenses for the 1996 period total $3,159,654 (67% of the total expenses) as compared to $1,734,574 for the prior period (77% of the total expenses). The increase of $1,425,080 is primarily attributable to increased travel expenditures ($585,800), the purchase of certain licenses related to a discontinued product development ($754,728), and an increase in certain other expenses, such as bank fees, stationary and supplies, and telephone, related to the increased headcount and corporate activity.

     Research and development costs for the nine months ended July 31, 1996 increased to $2,781,019 as compared to $321 in 1995. These costs are comprised of salaries and related expenses of $1,374,301 (49%), depreciation and amortization expenses of $1,019,806 (37%) related to the goodwill realized from the Borta acquisition and software related thereto, and computer and related expenses of approximately $205,100 (7%). This increase is attributable to the design and development of hardware and software systems to support the Company's products. Expenses related to prototypes and final test products are also included in this increase.

     Interest expense for the nine months ended July 31, 1996 was $167,738, an increase of $108,709 as compared to the same period in the prior year. This increase was primarily attributable to interest paid in connection with convertible notes.

COMPARISON OF YEAR ENDED OCTOBER 31, 1995 VS. OCTOBER 31, 1994

     Consolidated revenues for 1995 were $157,627, an increase of $141,622 as compared to 1994. Revenues from the development of software represented 94% of revenues in 1995. Royalties on the Company's consumer products represented 6% of revenues in 1995 compared to 100% of revenues in 1994.

     Selling, general and administrative expenses for the period ended October 31, 1995 increased to $3,678,823 from $2,141,400 for the period ended October 31, 1994. Approximately 13%, or $194,339, of the increase in selling, general and administrative expense was due to an increase in travel and entertainment expenses. This increase was the result of visits to potential digital entertainment acquisition targets. An additional 43% of the increase was due to professional and consulting fees. Accounting expenses increased $131,644, primarily due to services relating to the Merger, including an audit for the three fiscal years ended October 31, 1994. Consulting expenses increased $365,505 primarily due to costs associated with designing and developing a strategic plan for the digital entertainment market. Legal fees increased $160,710 primarily due to services relating to the Merger as well as increased legal services relating to transactions in the digital entertainment marketplace. Selling, general and administrative expenses increased $99,325 and deferred compensation expense increased $117,857 as a result of the Acquisition. Salaries and benefits increased $219,238 as a result of hiring additional staff.

     Research and development expenses increased to $603,133 for the year ended October 31, 1995 from $47,205 for the year ended October 31, 1994. The increase is attributable to the development of networked game technology and design of multiplayer games.

     Interest and other income (expense) -- net increased to $7,872 from ($56,044) in 1994 due to the gain on the settlement of a lawsuit recorded in 1995, in the amount of $76,466 offset by an increase in interest expense on convertible term loans. The gain on the lawsuit represents the judgment by the Supreme Court of the State of New York, County of New York on January 30, 1995 in favor of the Company and further provides that the Company be paid interest from February 6, 1992. Additionally, interest accrued through the date of the judgment of $21,425 has been recorded.

COMPARISON OF YEAR ENDED OCTOBER 31, 1994 VS. OCTOBER 31, 1993

     Consolidated revenues for 1994 were $16,005, a decrease of $42,329 as compared to 1993. The decrease is attributable to the decline in sales of an Aristo consumer product.

     Selling, general and administrative expenses for the period ended October 31, 1994 increased to $2,141,400 from $1,577,812 for the period ended October 31, 1993. Approximately 68% of the increase was due to an increase in professional and consulting fees. Accounting expense increased $108,765 and legal fees increased $89,959, primarily due to potential acquisitions. There was a $297,963 increase in consulting expenses during 1994, primarily due to an increase in consulting fees paid to another company for the services of the Company's President. Other increases included $203,131 for salaries and wages related to additional personnel.

     Research and development expenses decreased to $47,205 in the year ended October 31, 1994 from $82,025 for the year ended October 31, 1993. This decrease is attributable to the completion of existing research and development projects related to low-technology consumer products and no initiation of additional development projects.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has a revolving credit facility with The Merchants Bank of New York in an amount up to $500,000. The facility expires on May 15, 1997. As of July 31, 1996, $406,000 had been drawn upon, of which $250,000 is collateralized by a certificate of deposit.

     As of September 30, 1996, the Company had outstanding notes, issued between December 29, 1995 and June 27, 1996, in the aggregate principal amount of $1,590,000 of which $330,000 is due on October 31, 1996 and the balance is due on various dates between December 12, 1996 and January 1, 1997. One promissory note, in the principal amount of $260,000, requires four quarterly payments of interest each in the amount of $13,000 beginning on April 1, 1996; two promissory notes, each in the principal amount of $500,000, bear interest at a rate of 10% per annum and 12% per annum, respectively; and the remaining promissory note, in the principal amount of $330,000, bears interest at the prime rate. The holder of one promissory note is also entitled to receive a 12.5% participation in certain license royalties (but, to date, no amount has been paid or accrued with respect thereto), subject to the Company's right to terminate such participation and, in lieu thereof, issue warrants to purchase shares of Common Stock. The Company has agreed, if a holder of any of the forgoing notes so elects, to issue shares of Common Stock in full payment (in lieu of cash) of the principal amount of each of these notes (based on a price of $5.50 per share). Each of such holders has given notice to the Company of its intention to receive shares of Common Stock in payment of the entire principal amount of the promissory note held by it, although no such holder is legally obligated to do so by reason of such notice. The holder of one promissory note was also granted an option to purchase 60,000 additional shares of Common Stock at a price of $5.50. In addition, the Company has borrowed $516,500 from certain lenders, each of whom has the right to receive shares of Common Stock in payment of the principal amount of the loan (based on a price of $6.50 per share or, as to $55,000 principal amount of one note, $5.50 per share). Accordingly, the Company expects to issue 370,091 shares of Common Stock with respect to such promissory notes and loans, although no such holders or lenders is legally obligated to receive such shares.

     Between August and October 1996, the Company sold in private placements 1,256,400 shares of Common Stock, of which 1,180,000 were sold at a price of $5.00 per share and 76,400 were sold at a price of $5.50 per share, from which the Company received aggregate net proceeds (after deduction of related selling expenses, including agency commissions) of approximately $5,880,645.

     The Company believes that the net proceeds from this offering, together with available funds and cash flows expected to be generated by operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to fund operations, the Company may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, seek additional financing or curtail its activities. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Proceeds to Complete Development of Products; Uncertainty of Additional Financing."

                                    BUSINESS

     The Company designs and develops location-based, pay-per-play electronic game and entertainment units and music juke boxes which are networked through the Internet. The Company's products utilize the Internet to enhance traditional video game products and juke boxes through innovations such as linking multiple players in remote locations and offering competitive tournament prize play. The Company intends to initially market these products to location-based venues such as sports bars and "theme" restaurants. The Company plans to introduce three products in the next six months: the PlayNet Music juke box and the TeamNet and TouchNet electronic game systems.

     The Company's products are designed to utilize the Internet as a communications network and an entertainment medium in a social setting, allowing users to play networked games, compete in local or national tournaments and contests, browse the World Wide Web, participate in chat room discussions and use credit cards to purchase merchandise. The Company's business reflects the growing trend to connect people via computer networks and, as a result, to create new forms of interactive entertainment in a social setting. According to the Vending Times 1996 Census, total coin-drop revenue in the U.S. in 1995 for all amusements was $6.3 billion, and the U.S. electronic pay per play video game business (which excludes pinball and redemption machines) generated $2.0 billion of that revenue.

     The Company has designed an open, PC-based system architecture which blends proprietary game development, secure communications protocol, and operations software in a client/server environment. Communications take place over the Internet utilizing standard Internet protocols. This integrated system allows the Company to offer networked, location-based entertainment that can be remotely updated with the latest games or entertainment content.

     The Company's initial product line is expected to consist of the following location-based entertainment systems:

          PlayNet Music -- A juke box which will provide access to thousands of music titles via an Internet connection to the Company's music database servers, thereby providing significantly greater choices than a standard juke box. In addition to providing the ability to select songs from an extensive library, PlayNet Music will allow customers to purchase merchandise from their favorite bands.

          TouchNet -- A compact game system engineered to sit on a counter top and accommodate 8 to 12 different games, including trivia, parlor, strategy and action games. TouchNet allows users to choose which game to play and then to choose whether to play against the computer or against other players through an Internet connection. In addition to playing games and participating in contests and prize events, customers can choose to browse the Internet, use e-mail and participate in chat room discussions using attached telephone handsets.

          TeamNet -- An interactive system which allows two teams of up to four players each to compete against each other in sports simulations and other games. Both teams may be physically present in the same location, competing on the same game system, or may be in separate locations competing through an Internet connection. The TeamNet system has been specifically designed to support tournament play.

     The Company plans to distribute its location-based entertainment systems through a well-established network of third-party national and local distributors for resale to operators that install, operate and maintain the products, primarily in hospitality locations, including restaurants, bars and hotels, and secondarily in arcades and malls. Certain members of the Company's management have long-standing relationships with many of the major distributors in the United States and internationally. The Company anticipates that tournament play and certain other revenues will be shared among the Company, the distributor and the operator. The Company also intends to distribute its entire product line in international marketsthrough a variety of distribution arrangements. It is contemplated that products will be localized for each territory as appropriate.

     Aristo is currently in the process of acquiring the rights to the libraries of various music publishers and record labels for use on its PlayNet Music system. Concurrently, the Company is negotiating to enter into sponsorship and advertising programs for its sports games, tournaments and prize contests with high-profile consumer goods and beverage companies. The Company also intends to establish various contractual arrangements, joint ventures and other mutually advantageous programs with technology providers, equipment manufacturers, distributors, major hospitality chains, consumer products companies, music-related companies, content providers and others, to develop broader, more efficient, more profitable and higher-profile products and services.

STRATEGY

     The Company's primary strategic objective is to establish and rapidly grow an installed customer base of its location-based Internet-enabled entertainment units. The Company believes that its products and system architecture will enable it to expand the variety of content and services available beyond that which is available in existing products, as well as to increase the range of locations at which such networked entertainment units can be profitably located. The Company believes that the breadth of entertainment choices which its products will deliver, coupled with a highly diverse range of public locations, will extend the demographic universe of its potential users beyond that of adolescent males who currently dominate the coin-operated video game market. The Company's primary strategies can be summarized as follows:

          Enhancement of the Location-Based Entertainment Experience -- The Company intends to offer networked entertainment content with multi-player, multi-location and tournament prize play which it believes will result in significantly more compelling entertainment experiences than are possible with existing stand-alone location-based, pay-per-play machines. Unlike most competing entertainment systems, which are primarily based on proprietary hardware platforms, the Company's entertainment units will offer touch screen-operated access to a wide variety of video games including parlor, trivia, strategy and action games and prize tournament play. Additional features will include access to Internet content and thousands of music titles, the ability to purchase general entertainment and music-related merchandise, and ancillary features such as e-mail and "real-time chat" with other users of the system.

          Hospitality Focus and Penetration Beyond Traditional Locations -- The Company intends to focus its efforts on the hospitality sector which, according to the 1996 Vending Times Census of the Industry, comprises 60% of the location-based entertainment industry. This sector primarily includes bars, restaurants and hotels and is distinguished from the remainder of the industry, which is made up of specialized game arcades and locations such as movie theaters. The Company believes that the greater variety of entertainment content offered on its products could significantly expand the number of potential locations in the hospitality sector and allow it to enter non-traditional locations such as airports, railroad stations and shopping malls. The Company intends to accelerate the distribution of its products by forming strategic alliances with major hospitality companies, both in the United States and internationally.

          Expansion of Potential User Base -- The Company intends to offer a range of entertainment products, including parlor, trivia, strategy and action games, appeal to a broader user base than existing arcade offerings which are increasingly targeting the adolescent male demographic segment. The Company will initially target hospitality locations, especially bars and chain restaurants, for distribution of its products. Networked and prize tournaments and promotions will be aimed at a broad array of consumers who are interested in social interactive entertainment and competitive tournament prize play. The Company believes that its broad-based strategy will allow it to increase average revenue per unit and the number of potential locations for its networked machines.

          Product Innovation and Improvement -- The Company believes that its flexible system architecture will allow it to update and continually improve its game and entertainment offerings on a cost effective basis through remote downloads from central servers, based on customer feedback and demand. The Company expects to be able to regularly update its musical offerings on PlayNet Music based on the popularity of songs in each location. The Company also expects to augment and improve its game content and add new features on both TouchNet and TeamNet based on customer feedback. Downloading will permit TouchNet games to be updated and new games to be added to optimize choice at each unit.

     TeamNet sports offerings will be changed based on sport seasons and game popularity. The Company also intends to support usage through tournament prize offerings and promotions.

          Recurring Revenue Streams -- The Company believes that location-based entertainment product manufacturers only receive revenue from the sale of machines. The Company believes that it will be able to demonstrate that its products will result in increased coin-drop from location-based entertainment units and expects that it will be able to share in incremental revenues, thus creating recurring revenue streams for the Company. The Company intends to promote, arrange sponsorship for, and organize national and local game tournaments with cash and other prizes. The Company believes that limited tournament play has demonstrated an increase in machine usage and revenues, especially since such tournaments require higher game fees.

          Ancillary Revenue Opportunities -- Sponsorship and advertising revenue will be generated from on-screen advertisements and tournaments. The Company also expects to collect fees on merchandise sales made through its Internet-enabled entertainment units. The Company plans to re-market data collected from user polls, music selections and other similar usage to content providers, advertisers and product and service vendors.

INDUSTRY OVERVIEW

     The Company's business is primarily categorized as the location-based, pay-per-play entertainment industry. The location-based entertainment industry has historically operated in two segments: the hospitality sector, which includes restaurants, bars and hotels, and a sector which includes properties such as arcades, malls and game rooms. The Company's primary focus is the hospitality sector, which accounts for almost 60% of the location-based entertainment market, according to the Vending Times 1996 Census of the Industry. Entertainment units deployed in these two sectors consist of coin-operated video games, pinball machines, juke boxes and other forms of entertainment such as pool tables.

     Few reliable statistics exist regarding the location-based entertainment industry, in which almost all of the owner-operators and distributors are privately held companies. According to the Vending Times 1996 Census of the Industry, the location-based pay-per-play entertainment industry, consisting of coin-operated video games, pinball machines, juke boxes and other varieties of amusement, generated coin-drop revenue of $6.3 billion in 1995. According to the latest available survey from the Vending Times 1995 Census of the Industry, in 1994 there were 860,000 coin-operated video game units in operation in the United States. Video game aggregate coin-drop revenues have declined dramatically from the 1970's, and had only remained stable at $2.3 billion to $2.5 billion between 1985 and 1994, without allowing for any inflation adjustment, which would in fact reflect significant real decline. In 1995 coin-drop revenues from video games dropped by approximately 16% to $2.0 billion, according to the Vending Times 1996 Census of the Industry. Based upon its research and ASCAP data, the Company believes that 125,000 juke boxes currently pay the $60 annual ASCAP licensing fee. It is widely held in the industry that a significant additional amount of juke boxes are in operation that are not currently paying licensing fees. According to the Vending Times 1996 Census of the Industry, only approximately 30% of the juke boxes in operation play CDs as opposed to vinyl records. The Company believes that approximately 20,000 to 25,000 juke boxes are sold in the United States each year.

     Location-based entertainment units are generally sold through third party distributors to operators who own, operate and maintain the products and install them under revenue sharing agreements with location owners in restaurants, bars, movie theaters, convenience stores, shopping malls, amusement arcades and other locations. In certain cases, the location owner is also an owner-operator of the machines. Most amusement arcades own and operate their own machines and will often purchase multiple games units of the most popular games. Amusement arcades generally purchase games with more advanced video platforms which are increasingly graphically intensive and appeal primarily to adolescent males. More advanced, dedicated units have continued to escalate in cost over the last decade, reflecting the industry movement toward faster, more graphically rich games and experiences, without necessarily generating commensurate increases in coin-drop revenues.

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

     The Company believes that competitive pressures from the overall entertainment market are increasingly impacting the location-based entertainment industry. Providers of at-home entertainment have continued to offer increasingly innovative consumer electronics products and associated content through the VHS player, the compact disc player, the home video game console, increased cable channel capacity, and, more recently, the multimedia PC. The Company believes that advances in PC and console game processing power have brought PC and console platforms closer in performance to even the more advanced dedicated location-based video game units. PC game publishers have introduced an increasing variety of modem enabled games with remote and head-to-head play capabilities. A number of PC on-line game communities such as Mpath and Total Entertainment Network have emerged in response to this interest.

     The Company is aware of basic prize tournament offerings currently being introduced to the location-based, pay-per-play industry which, it believes, are resulting in significantly increased player utilization and revenues. The Company believes that its improvements in interactive, networked prize tournaments will create still more compelling entertainment experiences for the location-based industry, representing a significant opportunity for future growth and revenues. Touch screen operated entertainment units with multiple choices of parlor, trivia or simple action games are becoming increasingly popular, reflecting the desire on the part of hospitality location patrons for a greater variety of accessible, immediately gratifying content. The Company believes that Internet-enabled entertainment units offering diverse content with interactive elements and prize tournament play would have significant potential appeal within the hospitality sector.

SYSTEM ARCHITECTURE

     The Company's client/server based system architecture has been designed to deliver a highly interactive and continuously updated location-based entertainment experience. The Company believes that this system architecture will enable it to deliver a significantly higher amount and greater variety of content than is available today in location-based entertainment units, update and deliver content on a real-time basis and improve the tracking and accounting of location-based units.

     The Company believes that its use of the Internet as the communications network interconnecting the Company's entertainment units provides the Company with a number of competitive advantages such as: (i) minimizing the maintenance and repair costs associated with the Company's units, (ii) facilitating and lowering the cost of software and content updates, (iii) enabling the Company to leverage the wide variety of free entertainment and information resources on the Internet, and (iv) providing the Company with cost effective data transport in combination with ubiquitous network access.

     System Overview

     The Company's system design is based on a client/server architecture in which the Company's entertainment units are the principal clients. The Company's system is comprised of three layers: (i) server-based content and system management, (ii) transport layer and associated security and compression protocols and (iii) networked Pentium based entertainment client units.

     Server-Based Content and System Management

     The Company anticipates that its operations and financial management system will be deployed in its Foster City, CA facility. This system is designed to reside on Windows NT based servers and will be mirrored in a remote backup facility. The Company's principal operations systems include transaction processing and reporting, credit card clearing, and accounting and financial reporting. These systems are highly scaleable and the Company believes that they will allow it to monitor and manage a large number of geographically dispersed entertainment units. The Company's Foster City facility also houses software, game and content development operations. Updates of entertainment unit software, multimedia effects and graphics and content are expected to be developed both in Foster City, CA and in Sterling, VA and delivered from these central systems. In addition, remote diagnostics and software repairs will be available. Entertainment features such as the music database, Internet access, chat function, game database and multi-unit tournament play will be maintained on dedicated servers. The Company believes that this structure will allow it to minimize latency and improve its ability to quickly and economically scale the system as demand increases. The Company believes that it may eventually have to co-locate music servers at several of its ISP regional switching centers as PlayNet usage builds in order to provide rapid downloading of music which is relatively data intensive.

          Transport Layer and Associated Security and Compression
     Protocols -- The Company intends to utilize the Internet to maintain communications between its operations and content servers and its entertainment units. This structure will allow the Company to minimize its communications costs and will allow it to maintain communications with entertainment units both in the United States and internationally. The Company intends to use industry standard compression methods in order to reduce the volume of its transmissions. In addition, it has developed proprietary temporal decryption technology that it believes will allow it to safely utilize the Internet for the transmission of credit card and transaction information, game software and music content. See
     "Business -- System Security; Encryption/Decryption Technology".

     The Company's systems have been optimized to deliver content, including music, over standard telephone lines and modems at data transmission rates of up to 28.8 kilobits per second (Kbps). The Company will be responsible for securing telephone access for its entertainment units and for installation charges. In order to facilitate the management of its communications, the Company intends to contract with an ISP with national coverage and points-of-presence. If multiple entertainment units are located in one facility, the Company may provide for the installation of an ISDN or other high capacity connection for sharing among the units.

          Networked Pentium Based Entertainment Units -- The Company's game and music units are based upon a common PC platform utilizing Pentium processors and hard drive storage. The computing and graphics capabilities of the entertainment units will allow the Company to offer a sophisticated, visually attractive user interface and games with performance approaching that of dedicated game units. Multiple units within a location will be networkable allowing the Company to use a common telephone line. The utilization of these open-system PC platforms should allow the Company to benefit from continued improvements in processing power and storage capacity as well as from continued reductions in cost per unit of processing power and storage capacity. The use of common processing and storage units should also materially simplify the Company's maintenance and network design needs.

     The Company anticipates that each of its entertainment products will utilize a user interface appropriate to the entertainment being offered. For instance, the PlayNet Music juke box is designed to feature touch-screens, phone handsets for the chat function and headsets to listen to alternate music selections. Since ease of use is essential and may ultimately determine a product's success or failure, the Company has designed user interfaces utilizing simple, intuitive touchscreen controls. The Company's entertainment units will also be customizeable for placement in previously unserved locations such as service stations or airline frequent flyer lounges.

     System Benefits

     The Company believes that the combination of the features of the Company's system architecture will allow the Company to offer a highly interactive and continuously updated entertainment experience and improve the economics to the providers of location-based entertainment. The following summarizes the system's planned benefits:

     Entertainment Unit Users

     - Access to thousands of music titles.

     - Exciting, real-time tournaments offering cash and other prizes.

     - Highly interactive content, continuously renewed to reflect changing tastes and interests.

     - New methods of social interaction through remote chat and Internet access.

     - Access to a broad spectrum of Internet information, content and services.

     - Access to entertainment in a wider variety of locations.

     Operators and Distributors

     - Elimination of music CD inventory -- estimated at over $1,000 per initial loading of a 100 CD juke box.

     - Route and personnel cost savings due to elimination of CD changeovers and reduced maintenance requirements.

     - Ability to introduce entertainment units to a wider universe of locations.

     - Increased revenues from new offerings such as tournaments and merchandise.

     Advertisers, Merchants and Content Providers

     - New venue to reach demographically attractive audience.

     - Targeted advertising and sponsorship opportunities.

     - Valuable information regarding entertainment tastes and expenditures.

PRODUCTS

     The Company's location-based products utilize the unique features of the Company's system architecture to enhance traditional video game units and juke boxes. The first three product systems to be launched will be the PlayNet Music juke box, the TouchNet counter-top game and entertainment unit, and the TeamNet multi-player game unit. The products are intended to be launched in the next six months.

     PlayNet Music

     PlayNet Music is a juke box designed to provide real-time access to thousands of songs via an Internet connection to the Company's central server database. Through the same Internet connection, it is anticipated that customers will be able to access information about specific bands and order merchandise and other related ancillary products. PlayNet Music looks like a standard juke box, but with the addition of two touch screens to facilitate navigation through multiple song playing and merchandise options. Customers will be able to access songs organized by format, e.g., country & western, jazz, rock or search for and select a particular song in the music database by name or by artist. PlayNet Music will also have a telephone handset through which customers can listen to phone messages from their favorite artists for an additional charge.

     Whereas in the past juke boxes have typically been limited to the approximately 100 CDs physically present in the box, PlayNet Music will be linked to a large database of readily accessible music, so customers will have significantly greater choice of titles and artists. The Company expects its most popular selections will be stored locally and will be augmented by a large database of music stored at remote server sites. The Company will be able to easily update the database of songs available at each location from remote servers in order to keep song choices from becoming old or stale. In addition, Aristo will be able to customize song listings as desirable according to location and through research data collected in the field.

     PlayNet Music does not require any mechanical movements to replace and play CDs, which the Company expects will reduce breakdowns and maintenance costs and allow machines to play selections continuously without any pauses between songs or even start a queued selection before the end of the previous selection. In this way, Aristo can increase the number of songs played during peak hours; increase coin-drop in a location, and eliminate the six second pause between selections customarily present in even the most current juke boxes. The Company also anticipates being able to play specified music selections in locales during periods that the juke box is not being used by paying customers. PlayNet Music is designed to be able to display the name of the artist and song being played along with promotional information while the music is playing. In this way, record companies can promote their new or established bands in attractive, targeted demographic locales (e.g. country music songs in country music bars).

     TouchNet

     TouchNet is intended as a compact multi-purpose unit designed to sit on a counter top and accommodate a number of games and entertainment-related activities. Users will be able to interact with the system through its easy-to-use touch screen interface, and select an activity from a menu of options, including:

          - Games: Users will be able to select from a menu of eight to twelve games including parlor, trivia, puzzle and action games. User scores will be compared to players in the same location as well as players across the nation.

          - Tournaments: Users may play a number of games competing against other users of the Aristo system for cash and other prizes. The Company believes that the limited local tournament play offered in existing location-based games has demonstrated significant increases in game utilization and coin-drop.

          - Chat: Users will be able to engage in "real-time chat" with other participants in remote locations through attached handsets. The "real-time chat" bulletin boards will be similar to those on America Online or Prodigy with moderators and special interest groups; however, users will be able to leave audio as well as text messages for retrieval by other participants.

          - Internet: TouchNet will offer standard Internet access and e-mail for users. Aristo has designed a touch-screen interface with the most popular sites likely to appeal to a location's clientele (i.e. ESPN Sportzone in sports bars) prominently positioned. Particularly popular sites will be loaded into the TouchNet terminal's memory periodically for high speed retrieval upon use.

          - Other: Users will be able to order a variety of merchandise and to access and post classified and personal advertisements.

     TouchNet machines will also be networked with any PlayNet Music machines in the same location, allowing users to choose and play music on PlayNet Music through the TouchNet terminal. Software will be updated as necessary from Aristo's central server location, allowing the Company to introduce new games and improve game features as necessary to maintain end-user interest in the terminal's entertainment features.

     TouchNet is designed to accept $1, $5, $10 and $20 bills, credit cards and affinity cards. Aristo will be able to broadcast promotional messages on the terminal while it is not being used and is exploring promotional opportunities and tie-ins with potential sponsors.

     TeamNet

     TeamNet is an interactive game system which will allow two teams of up to four players each to compete against each other in sports games such as tennis, football, soccer and baseball. Each unit is the size of a small billiards table and will accommodate up to eight players, each with a trackball controller. The Company plans to change the sports games available on TeamNet in accordance with the relevant sports seasons, offering both variety and topicality for the users. The Company plans to eventually introduce other non-sports games, although sports games will at first dominate TeamNet system's offerings since one of the Company's initial objectives is to penetrate upscale sports bars. Games are expected to change about once per quarter, and are expected to provide not only challenging game play, but also highly charged competition. Game updates will be downloaded from the Company's central servers.

     TeamNet has been specifically designed to support head-to-head and tournament play. Teams or individuals will be able to compete against a computer opponent, or against teams in either the same location or other venues through an Internet connection. Aristo plans to promote head-to-head play, matching up opponents and allowing teams in one venue to challenge teams in other venues or cities. The Company intends to set up weekly tournaments with cash and other prizes to spark interest and spur competition. Teams will be able to customize uniform colors, team member names and numbers. Team statistics will be available and displayed on a national basis. Aristo is already in discussions with several major companies to sponsor TeamNet teams and tournaments.

     TeamNet is designed to accept $1, $5, $10 and $20 bills, credit cards and affinity cards through affinity programs which the Company plans to pursue. Aristo will be able to broadcast promotional messages on the terminal while it is being used and is exploring promotional tie-ins with potential sponsors.

     Other

     The Company plans to aggressively apply data collected from field use to constantly improve upon its existing games and entertainment services and develop new games and entertainment services for its entertainment units. The Company believes that such data will provide valuable information to its content providers, advertisers and sponsors as well as to companies marketing to consumers with demographics similar to those utilizing the Company's entertainment units.

     The Company may develop at-home versions of the most successful TeamNet and TouchNet games. The Company anticipates that these products, which would be distributed on CD-ROM, would allow networked game play through users' personal computers equipped with Internet connections.

SOFTWARE AND CONTENT DEVELOPMENT, MERCHANDISING

     The Company's in-house software engineers and graphic artists are developing games, user interfaces and product improvements utilizing both standard and proprietary development tools and game engines. The Company's in-house hardware engineers and designers intend to continue to improve the "look and feel" of its entertainment units in order to maintain customer interest. In addition, Aristo plans to match improvements and product introductions made by competitors. Management believes that the development and constant release of new games and other content is important to the Company's success and, as such, expects to make significant investments in software and game development.

     The Company also plans to license additional entertainment content to augment its internal development efforts and music titles to increase its database of available titles. Advertisers or sponsors may provide the Company with entertainment such as video clips or free game segments in order to advertise their products or enhance their image. The Company may also selectively acquire specific content such as graphic or video images.

     The Company expects that advertisers and sponsors will be the first to promote merchandise through its entertainment units. Management also believes that as the performance and draw of its units is proven, additional companies will seek to directly sell merchandise through its network providing the Company with additional recurring agency fee-based revenues.

MANUFACTURING

     The Company plans to contract with third parties experienced in relevant hardware manufacturing for the manufacture of its location-based, networked entertainment products. The Company has identified the manufacturers for the various components of its entertainment units and will directly negotiate and manage the purchase of such components. The primary components utilized in the manufacture of its entertainment units are video monitors, Pentium PC units, electronic subassemblies, wood cabinets and coin-drop, bill collection and credit card swipe mechanisms. These components are readily accessible from a variety of suppliers. The Company intends to contract with assembly firms to assemble and test its entertainment units. The Company is currently negotiating agreements with Streak Technologies, Inc. to manufacture the TeamNet game systems and the PlayNet Music juke boxes and with Mac Cal Co., Inc. to manufacture the TouchNet game systems. The Company is also in discussions with additional manufacturers to expand capacity and is exploring licensed overseas manufacturing.

     The Company's server systems and its communications systems are all based on widely available standard platforms such as Windows NT capable Pentium PCs and servers. The Company believes that its server system components will be readily available from a wide variety of sources.

CUSTOMER AND NETWORK SUPPORT

     The Company believes that location-based game and juke box distributors, operators and location owners today lack significant experience in computer networks and communications systems. Accordingly, the Company intends to implement various support and training programs, including a 24-hour, 7-days-per-week telephone help hotline concurrent with product launches.

MARKETING AND DISTRIBUTION

     The Company anticipates that its location-based networked games and juke boxes will be distributed through a network of national and local distributors. The distributors are expected to sell the Company's products to operators who will own, operate and maintain the products and install them in restaurants, bars, amusement arcades and other locations under revenue sharing agreements. There are usually two or more distributors serving each geographic area. Generally, distributors represent video game, juke box, vending equipment and other product lines on an exclusive basis within a given geographic area. Distributors generally provide replacement parts and service and in some cases arrange for financing for the operators. The operators are the owners of the machines and collect coin-drop, maintain machines and source new locations for machines. Some location owners are also owner-operators of the machines. The Company expects that distributors who sell and maintain its entertainment units will also sell a variety of machines from other manufacturers.

     In the course of their prior business activities, certain members of the Company's management have established long-standing relationships with many of the major distributors in the United States and internationally. The Company expects to enter into resale agreements with various distributors which will also specify the division of coin-drop revenues between the Company, the distributor and the site owner or operator. New games are intended to be downloaded from the Company's central server database under arrangement with the distribution channel. The operators will be expected to facilitate the installation of new games on the systems.

     The Company is actively negotiating with major sports bars and theme restaurant chains for multi-product, multi-location arrangements. The Company is also in discussions with Firestone Financial Corporation and Deutsche Financial Services to establish standardized finance packages for purchasers of its entertainment units. The Company believes that such industry standard financing will be readily available to those of its customers who meet reasonable credit requirements.

     The Company plans to include advertisements in the major trade magazines and to conduct other marketing and public relations campaigns, including news releases and editorial meetings with major print and electronic magazines and services. The Company may utilize mass advertisement channels such as television to increase awareness and to drive usage of its products. The Company intends to appear regularly and present its products and services at major music, film, hardware and software trade shows, exhibitions and conferences. Members of the Company's management have appeared, and are expected to appear in the future, as speakers by invitation at many of these conferences.

RESEARCH AND DEVELOPMENT

     The focus of the Company's research and development efforts has been finalizing the hardware specifications for the PlayNet Music, TeamNet and TouchNet game systems; refining networking protocols, data compression and encryption, and securing associated patent and trademark protection; and ensuring the availability of music and game content compelling enough to sustain each of these three entirely new product lines. All three product lines are expected to be commercially available in the next six months, with the launch of TeamNet likely to follow shortly after the introduction of TouchNet and PlayNet Music.

     The Company believes significant on-going research and development are required to establish new entertainment categories in the location-based, pay-per-play market and to remain competitive in response to changing consumer, technological and competitive demands. Accordingly, the Company intends to increase its efforts and the amount of funds devoted to research and development activities.

COMPETITION

     The Company competes with all other providers in the entertainment and media industries for consumers' attention and dollars. Within the location-based game and juke box distribution market, the Company faces competition from a number of large and small companies, including entertainment producers and distributors, computer hardware and software companies, and equipment companies. Many of the

Company's current and potential competitors in the business such as SEGA of America, Midway Games, Inc. (a subsidiary of WMS Industries), NAMCO and NTN, Inc. have a greater market presence, an inhouse inventory of products or greater access to licensable products for distribution, and possess substantially greater technical, financial and marketing resources than the Company. The Company believes that none of these or any other company has introduced Internet-enabled or networked products to the industry. However, Midway Games, Inc. has recently indicated that it is developing networked, multi-player games. Additionally, NTN, Inc. has introduced entertainment units with limited communications capability to hospitality locations, and Incredible Technologies, Inc. has launched a prize tournament game system in certain states in the United States.

     Given its networked, multiple-player strategy, the Company is peripherally part of the new on-line game market. In contrast to other companies currently dedicated to providing subscribers with online networked games, such as Total Entertainment Network, Inc., Mpath Interactive, Inc., DWANGO and the Imagination Network, Inc. (a subsidiary of America Online, Inc.), the Company is focused on location-based pay-per-play products.

     The Company believes that the primary competitive factors affecting its market include price, core technology, communications infrastructure, the ability to attract or create content with superior end-user appeal, product quality and features, marketing and distribution resources and high-quality continuous customer service support. The Company believes that its creative, technical and production expertise, innovative product features, fully integrated communications network, focus on the hospitality market, and established relationships with prospective distributors and operators are important elements in its ability to compete effectively within its market.

PROPRIETARY RIGHTS

     The Company relies on trademark, copyright, patent and trade-secret law as well as contractual rights to protect its proprietary technologies. The Company has applied to register the names PlayNet Technologies, Pay-per-Play and PlayNet and the Company's logo design, PlayNet Music, TeamNet and TouchNet as trademarks. The source codes for the Company's proprietary software are protected as trade secrets. In accordance with the Company's policy, the Company's employees and consultants have entered, and all future employee and consultants are expected to enter, into agreements containing confidentiality, nondisclosure and nonsolicitation covenants. Similarly, the Company's agreements with customers and suppliers include provisions prohibiting or restricting the disclosure of proprietary information and products, the use of software in source code form and the sublicensing of licensed software.

SYSTEM SECURITY; ENCRYPTION/DECRYPTION TECHNOLOGY

     Minimizing uncertainty relating to the secure transmission of data over the Internet is of primary importance to the Company. Digital information can be copied easily, quickly and perfectly thereby causing major dilemmas for content owners who wish to distribute their products in digital form without losing proprietary rights to piracy. Traditionally, the industry has used encryption/decryption methods to create a barrier to data transmission access or to limit piracy. The Company has developed a proprietary technology for secure delivery of data and temporal restriction of its use, which provides a practical and economic means by which the Company's data can be distributed and remotely reproduced while minimizing the opportunity for unauthorized capture or diversion. This new technology is intended to form the basis for reducing the risk of transfer of data (i.e. music, video, games and tournaments) through the Internet channel.

     The Company's hybrid cryptosystem combines a new temporal restriction translation (asymmetric) process, with a conventional private key (symmetric) algorithm to give de-encryption combining the speed of conventional cryptography with the considerable advantages of temporal restriction translation cryptography. As far as the user is concerned, the Company 's cryptography behaves as a transparent layer of execution. In the system a key pair is mathematically generated, consisting of a private key and release key. A message may be encrypted with one key and decrypted with another (either key can be used for encryption). The message cannot be decrypted using the same key that was used to encrypt it. Generally, the Company ensconces the

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

private key in shrouded dynamic memory, making it unavailable to anyone who wants the access key data. The server/broadcaster encrypts their data with the release key. The encrypted message cannot then be decrypted other than by the receiving Company unit which has the private key that goes with the release key. The private key must be kept secret by its owner. The great advantage of this kind of cryptography is that, unlike conventional cryptosystems, it is not necessary to find a secure means of transmitting the encryption key to the intended recipient of a message. Another useful feature of such new cryptosystems is the ability to protect encrypted data by forcing the decryption process to only be applicable to analog data, irreversibly corrupting the data such that it cannot be copied or transported faithfully. The Company uses modular exponentiation to encrypt and decrypt messages based on video/audio data converted to numerical form. The Company currently has a patent pending for its security system methodology.

MUSIC RIGHTS

     The Company is negotiating with both major music publishers and record labels to establish the rights and related scales and rates associated with digitally transmitting music, video and ancillary content through the PlayNet Music juke box system. The Company believes that its proprietary encryption/decryption technology is critical to securing the right to transmit music over the Internet. The Company also believes that its ability to track the actual songs played by its juke boxes will be attractive to music publishers and record labels, as they will, for the first time, be able to identify numerically the popularity of the actual songs played on juke boxes.

GOVERNMENTAL REGULATIONS

     In the United States and many other countries games of chance must be expressly authorized by law. Once authorized, such games may be subject to extensive and evolving federal, state, local and foreign governmental regulation. While the Company believes that its games are based on skill and thus are exempt from such regulation, there can be no assurance that the operation of the Company's games will be approved by any jurisdictions. In addition, future government regulation could be burdensome to the Company, its personnel and its stockholders. Moreover, material increases in taxes or fees on the games' operations could adversely affect the Company.

     In light of the increasing use and commercial importance of the Internet and other wide-area information networks, various issues, including pricing and competitive practices, service quality, user privacy and content, are drawing the attention of Congress, regulators, and industry and consumer groups. The adoption of any such laws or regulations could inhibit the continued growth of the Internet or other wide-area information networks, impose additional costs on the Company, expose the Company to greater potential liability from regulatory actions or private legal proceedings or otherwise adversely affect the Company's business operations or performance. However, at present, the Company is unable to predict whether any laws or regulations specifically applicable to the Company or its businesses will be adopted, or, if any such laws or regulations are adopted, the nature or extent of their impact on the information technology industry or the Company's business operations or performance.

LEGAL PROCEEDINGS

     An action entitled Orbach, Inc. v. Aristo International Corp. was commenced in the Supreme Court of the State of New York on October 10, 1996 against the Company by Orbach, Inc. seeking monetary damages of $232,500 based on the alleged breach of a finder's fee agreement. The Company intends vigorously to defend all aspects of such claim. Except for the foregoing, the Company is not a party to, and its property is not subject to, any material pending legal proceedings.

EMPLOYEES

     As of September 30, 1996, the Company had seventy employees, all of whom were full-time and based in the United States. Of these, fifty were principally engaged in engineering, eight were principally engaged in sales, marketing and customer support and twelve were principally engaged in administration and finance.

None of the Company's employees are represented by a labor union. The Company has not experienced any strikes or labor disputes and considers its relations with its employees to be good.

PROPERTIES

     The Company's executive offices occupy approximately 8,600 square feet in a modern office building at 152 West 57th Street, New York, New York 10019-3310 at an annual rent of $358,693 under a lease expiring on March 31, 2002. The Company's engineering and design facility at the Loudon Technology Center in Sterling, Virginia occupies approximately 7,000 square feet at an annual rent of $99,354 under a lease expiring on August 31, 1998. The Company is negotiating to lease a new engineering and design facility in San Francisco, California consisting of approximately 20,000 square feet, and in the interim will continue to occupy a temporary space in Foster City, California, under which the Company pays $6,288 monthly for approximately 6,000 square feet under a month-to-month lease.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

     The Directors, Executive Officers and Key Personnel of the Company are as follows:

                   NAME                  AGE                         POSITION
    -----------------------------------  ---     ------------------------------------------------
    Shmuel Cohen.......................  38      President, Chief Executive Officer and Director
    Paul C. Meyer......................  49      Chief Operating Officer
    Glenn P. Sblendorio................  40      Chief Financial Officer
    Nolan K. Bushnell..................  53      Director of Strategic Planning
    Patrick O. Nunally.................  33      Chief Engineer
    Izzy Schiller......................  44      Chief Information Officer
    Rita Zimmerer......................  40      Executive Vice President -- Software
    William R. Cravens.................  54      Senior Vice President -- Sales
    David Albert.......................  42      Vice President -- Internal Game Development
    Scott Folcarelli...................  31      Vice President -- Hardware
    Amy R. Gurvey......................  42      Director of Legal and Business Affairs
    Joseph Ettinger....................  57      Director
    Yael Cohen.........................  36      Secretary and Director

     All directors hold office until their respective successors are elected, or until death, resignation or removal. Officers hold office until the meeting of the Board of Directors following each annual meeting of stockholders and until their successors have been chosen and qualified.

     SHMUEL COHEN, age 38, founded the Company in June 1990 and has been President, Chief Executive Officer and a Director of the Company since the Company's inception. From December 1987 to June 1990, Mr. Cohen served as Chief Executive Officer of Lamia Enterprises Ltd., a corporation that developed patented design application processes. From April 1984 to December 1987, Mr. Cohen served as Chief Executive Officer of Arts, Ltd., a company that researched, patented and produced Soft application technology.

     PAUL C. MEYER, age 49, joined the Company as Chief Operating Officer in October 1996. From January 1994 to September 1996, Mr. Meyer served in various executive positions at Viacom New Media, a publisher and distributor of multimedia products and a division of Viacom International, Inc., and his last position was Executive Vice President and General Manager-New York. From October 1991 through October 1994, Mr. Meyer served as President of Paul C. Meyer & Associates, Inc., a financial consulting firm. Mr. Meyer has also served as a financial consultant to Automotive Industries, Inc. since September 1989. From February 1990 to September 1991, Mr. Meyer served as President of Superior Toy & Manufacturing Company. From December 1974 to August 1988, Mr. Meyer served in various executive positions with Coleco Industries, Inc., the toy company, his last position being Chief Financial Officer.

     GLENN P. SBLENDORIO, age 40, joined the Company in September 1996 as Senior Vice President and Chief Financial Officer. From July 1993 to August 1996, Mr. Sblendorio served as Chief Financial Officer of Sony Interactive Entertainment, Inc., New York, an international, interactive hardware and software company. From October 1981 to July 1993, Mr. Sblendorio served in various positions with the international drug and bio-technology conglomerate, F. Hoffmann La Roche. From March 1992 to July 1993, Mr. Sblendorio served as Vice President of Finance of Roche Molecular Systems, Inc., New Jersey, a biotechnology subsidiary. From January 1990 to March 1992, Mr. Sblendorio served as Controller Europe for F. Hoffmann La Roche, Basel. From July 1988 to January 1990, Mr. Sblendorio served as Vice President of Finance and MIS for Medi Physics, Inc., a radio pharmaceutical imaging product subsidiary of Hoffmann La Roche, Inc.

     NOLAN K. BUSHNELL, age 53, joined the Company as Director of Strategic Planning in June 1996. Mr. Bushnell has served as a consultant to the Company since July 1995. From June, 1981, Mr. Bushnell has served as sole proprietor of Catalyst Technologies, a source of technical advice and venture capital for Silicon

Valley entrepreneurial ventures. From July 1977 to January 1983, Mr. Bushnell served as Chief Executive Officer of Chuck E. Cheese, a restaurant chain featuring electronic entertainment. From November 1972 to February 1979, Mr. Bushnell served as Chief Executive Officer of Atari Corporation, a manufacturer of video games.

     PATRICK O. NUNALLY, age 33, joined the Company as Chief Engineer in April 1996. From January to April 1996, Mr. Nunally served as Vice President of Wave Interactive Network, an interactive entertainment technology enterprise. From January to December 1994, Mr. Nunally served as Fellow of VLSI Technology, a multimedia technology development company. From September 1992 to December 1993, Mr. Nunally served as Chief Executive Officer of Intellisys Automation, Inc., a manufacturer of media survey devices. From December 1990 to September 1992, Mr. Nunally served as Chief Executive Officer of E-Metrics, Inc., a multimedia signals processing systems company. From February 1989 to December 1990, Mr. Nunally served as Chief Operating Officer of Cognitive Systems, Inc., a multimedia signals processing systems company. From August 1986 to February 1989, Mr. Nunally served as Director of Technology Application for General Dynamics Air Defense Systems.

     IZZY SCHILLER, age 44, joined the Company as Chief Information Officer in July 1996. From April 1983 to present, Mr. Schiller has served as the President of ComStar Systems, Inc., a computer systems planning and design company, and its wholly owned imaging applications subsidiary, Image Star International, Ltd. From April 1994 to present, Mr. Schiller has also served as President of Internet Services, Inc., the wholly owned connectivity tools and programming subsidiary of ComStar Systems, Inc.

     RITA ZIMMERER, age 40, joined the Company as Executive Vice
President -- Software in August 1996. From September 1995 to August 1996, Ms. Zimmerer served as Vice President and Senior Manager at Tiger Electronics, an interactive software company. From January 1994 to August 1995, Ms. Zimmerer served as Vice President of Sales, Marketing and Publishing at Terraglyph Interactive Studios, a developer and publisher of interactive entertainment. From September 1989 to July 1992, Ms. Zimmerer served as Vice President of Sales and Marketing and from July 1992 to January 1994, Executive Vice President and General Manager of Sunsoft USA, a developer and publisher of interactive entertainment. From August 1988 to August 1989, Ms. Zimmerer served as Central Regional manager of Enesco Imports, a giftware design company. From July 1985 to August 1988, Ms. Zimmerer served as North Central Manager of Tonka Toys, Inc.

     WILLIAM R. CRAVENS, age 54, joined the Company as Senior Vice
President -- Sales in July 1996. From August 1991 to present, Mr. Cravens has served as President of Bulldog Amusements, Inc., a location-based video games distribution organization. From August 1987 to August 1991, Mr. Cravens served as Vice President of Sales and Marketing at CapCom USA, a location-based video game company. From August 1984 to August 1987, Mr. Cravens served as Director of Sales for Nintendo of America, a video game manufacturing corporation.

     DAVID ALBERT, age 42, joined the Company as Vice President -- Internal Game Development in August 1996. From January 1993 to August 1996, Mr. Albert served as Group Director, Creative Support for SEGA of America, a video games manufacturing corporation. From September 1990 to January 1993, Mr. Albert served as a consultant to clients including contract design for Looking Glass Technologies. From March 1987 to June 1990, Mr. Albert served as Producer for Electronic Arts, a video game development company. From September 1984 to February 1987, Mr. Albert served as Vice President of Development and Marketing at Origin Systems, Inc., a video game manufacturing corporation.

     SCOTT FOLCARELLI, age 31, joined the Company as Vice President -- Hardware in April 1996. From February 1995 to March 1996, Mr. Folcarelli served as Director of MIS at Digital Pictures, an interactive multimedia entertainment development company. From October 1993 to February 1995, Mr. Folcarelli served as Publishing Systems Senior Editor of the San Francisco Examiner. From September 1986 to September 1993, Mr. Folcarelli served as Digital Lab Manager at The Sacramento Bee.

     AMY R. GURVEY, age 42, joined the Company as Director of Legal and Business Affairs in September 1996. From January 1992 to September 1996, Ms. Gurvey served as Senior Attorney, Law and Business

Affairs for Newland Raynor/Cameo Productions in New York and Los Angeles, a television, motion picture and interactive software production company. From November 1990 to September 1991, Ms. Gurvey served as Senior Associate, Intellectual Property, Computer and Entertainment Law for Weil Gotshal & Manges in New York. Ms. Gurvey is admitted to practice law in California and New York.

     JOSEPH ETTINGER, age 57, joined the Company as a Director in October 1992. From August 1974 to June 1993, Mr. Ettinger served in various capacities for CLAL Industries Ltd., a non-U.S., industrial, multinational conglomerate, including Senior Vice President and General Manager (USA and Canada) from August 1986.

     YAEL COHEN, age 36, who is the wife of Shmuel Cohen, has been a Director and Secretary of the Company since May 1990.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors is responsible for the management of the Company. During the fiscal year ended October 31, 1995, the Board of Directors held eleven meetings and each director attended all meetings of the Board.

     The Company does not presently have a compensation, audit or nominating committee or any committees performing similar functions. However, the Company anticipates creating within 90 days of the date of this Prospectus a compensation committee which will have power and authority with respect to all matters pertaining to compensation payable by the Company and the administration of employee benefits, deferred compensation and the Company's stock option plans, and an audit committee, which will interact with the Company's accountants and review accounting policies of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long term compensation during the Company's last three fiscal years of Shmuel Cohen, the Company's Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries.

                                                                                    LONG-TERM AWARDS
                                                 ANNUAL COMPENSATION            -------------------------
                                        -------------------------------------   SECURITIES
               NAME AND                                          OTHER ANNUAL   UNDERLYING    RESTRICTED
          PRINCIPAL POSITION            YEAR   SALARY    BONUS   COMPENSATION    OPTIONS     STOCK AWARDS
--------------------------------------  -----  -------   -----   ------------   ----------   ------------
Shmuel Cohen,.........................   1995  $29,167     --      $456,700(1)    200,000(2)      --
  President and Chief                    1994       --     --       626,000(1)         --         --
  Executive Officer                      1993       --     --       327,000(1)         --         --
  of the Company

---------------
(1) Represents amounts paid to Artmedia Ltd., a corporation controlled by Mr. Cohen, in consideration of the provision by Artmedia of the services of Mr. Cohen, the Chief Executive Officer of Artmedia, as Chief Executive Officer of the Company. Mr. Cohen is currently under contract solely to the Company. See "Employment Agreements".

(2) 120,000 of these options are currently exercisable.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the details of options granted to the individual listed in the Summary Compensation Table who received options during fiscal 1995.

                                                % OF TOTAL OPTIONS
                                  NUMBER OF         GRANTED TO
                                   OPTIONS         EMPLOYEES IN        EXERCISE PRICE
              NAME                 GRANTED         FISCAL YEAR           PER SHARE         EXPIRATION DATE
--------------------------------  ---------     ------------------     --------------     -----------------
Shmuel Cohen....................   200,000(1)          23.9%               $ 2.44          December 9, 2005

---------------
(1) 120,000 of these options are currently exercisable.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

     No options were exercised by any named executive officers during fiscal 1995. The following table contains information at October 31, 1995 concerning the number and value of unexercised options held by Mr. Cohen.

                                                                                  VALUE OF UNEXERCISED
                                           NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS HELD AT
                                              HELD AT FISCAL YEAR-END               FISCAL YEAR-END
                  NAME                      (EXERCISABLE/UNEXERCISABLE)      (EXERCISABLE/UNEXERCISABLE)(1)
-----------------------------------------  -----------------------------     ------------------------------
Shmuel Cohen.............................          120,000/80,000                  $ 636,000/$424,000

---------------
(1) Based on the fair market value of the underlying securities (the closing bid price of Common Stock on the National Association of Securities Dealers Automated Quotation System -- SmallCap Market) at fiscal year end (October 31, 1995), minus the exercise price.

EMPLOYMENT AGREEMENTS

     Mr. Cohen and the Company have entered into an employment agreement that provides that Mr. Cohen will serve as Chief Executive Officer and President of the Company for a term beginning on May 3, 1995 and ending five years thereafter. Mr. Cohen's compensation under his employment agreement includes a salary of $350,000 per annum and options to purchase 200,000 shares of Common Stock. 120,000 of these options have vested on or before May 3, 1996 and are currently exercisable. The remaining 80,000 options will vest on May 3, 1997. The exercise price of each option is $2.44. The employment agreement includes non-solicitation, non-compete and confidentiality provisions. Mr. Cohen and the Company have also entered into a separate agreement that provides contractual protections against changes in or loss of employment in case of a "change of control" (as such term is defined in such agreement) of the Company. Such agreement provides for a lump sum payment equal to 2.99 times Mr. Cohen's "base amount" (as such term is defined in such agreement), if a change of control occurs.

     Mr. Meyer and the Company have entered into an employment agreement pursuant to which the Company has employed Mr. Meyer as Chief Operating Officer effective as of October 14, 1996. Mr. Meyer's annual base salary is $230,000. The Company also granted to Mr. Meyer options to purchase up to 250,000 shares of Common Stock. 83,333 options will vest upon completion of the first year of employment, 83,333 options will vest upon completion of the second year of employment, and 83,334 options will vest upon completion of the third year of employment. The exercise price of each option is $8.00. Once vested, such options must be exercised on or before December 31, 2005. Under the employment agreement, Mr. Meyer will also receive a $25,000 bonus upon completion of six months of employment, and an additional $25,000 bonus upon completion of one year of employment. Under the employment agreement, Mr. Meyer will also received a bonus of 2,564 shares of Common Stock of the Company upon commencement of employment. Mr. Meyer's employment is terminable at will by either party.

     Mr. Sblendorio and the Company have entered into an employment agreement that provides that Mr. Sblendorio will serve as Chief Financial Officer of the Company effective on September 3, 1996. Mr. Sblendorio's compensation under his employment agreement includes a salary of $200,000 per annum and options to purchase 180,000 shares of Common Stock at an exercise price of $8.00 per share. Provided Mr. Sblendorio remains employed by the Company, 60,000 options will vest on September 3, 1997, 60,000 options will vest on September 3, 1998 and 60,000 options will vest on September 2, 1998. Once vested, such options must be exercised on or before December 31, 2005. Mr. Sblendorio's employment is terminable at will by either party. Under the agreement, Mr. Sblendorio can also receive a bonus of $50,000 at completion of one year of employment, payable at the discretion of the President of the Company.

     Mr. Nolan Bushnell is employed as the Company's Director of Strategic Planning pursuant to an employment agreement dated April 19, 1996, for a two year term ending on October 31, 1998. The agreement provides for Mr. Bushnell to be paid a salary at the rate of $300,000 per annum, and thereafter an annual salary determined by the Company's Board of Directors at a rate not less than the initial rate. The Company also granted to Mr. Bushnell options to purchase up to 1,000,000 shares of stock at an exercise price of $8.00 per share, which will vest at 100,000 options per annum over a period of 10 years. Such vesting options may be accelerated by an additional 400,000 options in each of the next two fiscal years, in the event the Company achieves gross revenues from the sale and operation of location based, "PlayNet" products of $35,000,000 in the fiscal year ended October 31, 1997 and $95,000,000 in the fiscal year ended October 31, 1998. Under the employment agreement, Mr. Bushnell also received a one-time bonus of $30,000 and was granted 50,000 shares of Common Stock as an additional sign-on bonus.

     Mr. Schiller and the Company have entered into an employment agreement pursuant to which the Company has employed Mr. Schiller as Chief Information Officer of the Company effective as of July 15, 1996. Mr. Schiller's base salary during the first six months of his employment is at the rate of $160,00 per annum, increasing to the rate of $180,000 per annum on January 15, 1997, and further increasing to $200,000 during the second and third year of his employment. The Company also granted to Mr. Schiller options to purchase up to 200,000 shares of Common Stock at an exercise price of $5.50 per share. 33,333 options vested on October 14, 1996, 16,667 options will vest on January 14, 1997, 50,000 options will vest on July 14, 1997, 50,000 options will vest on July 14, 1998 and 50,000 will vest on July 14, 1999. Once vested, such options must be exercised on or before June 30, 2006. Under the employment agreement, Mr. Schiller can also receive a bonus of up to $40,000 at completion of one year of employment, payable at the discretion of the President of the Company. Mr. Schiller's employment is terminable at will by either party.

     Ms. Zimmerer and the Company have entered into an employment agreement that provides that Ms. Zimmerer will serve as Executive Vice President of Software of the Company, effective on August 6, 1996. Ms. Zimmerer's compensation under her employment agreement includes a salary of $175,000 per annum and options to purchase 100,000 shares of Common Stock. 33,333 options will vest upon completion of the first year of employment, 33,333 options will vest upon completion of the second year of employment and 33,334 options will vest upon completion of the third year of employment. The exercise price of each option is $8.00. Once vested, such options must be exercised on or before December 31, 2005. Under the employment agreement, Ms. Zimmerer can also receive a bonus of $25,000 at completion of one year of employment, based on specific performance goals to be determined. Ms. Zimmerer's employment is terminable at will by either party.

     Mr. Cravens and the Company have entered into an employment agreement pursuant to which the Company has employed Mr. Cravens as Vice President of Sales of Aristo Games, Inc. effective as of July 24, 1996 for a term of three years. Mr. Cravens' annual base salary during the three year term of his employment is $160,000. The Company also granted to Mr. Cravens options to purchase up to 70,000 shares of Common Stock. 6,000 of these options have vested on July 24, 1996 and are currently exercisable at an exercise price of $5.50 per share, 6,000 options will vest on January 24, 1997 at an exercise price of $5.50 per share, 18,000 options will vest on July 24, 1997 at an exercise price of $8.00 per share, 20,000 options will vest on July 24, 1998 at an exercise price of $8.00 per share and 20,000 options will vest on July 24, 1999 at an exercise price of $8.00 per share. Once vested, these options must be exercised on or before December 31, 2005. Mr. Cravens' employment is terminable by either party upon ninety (90) days prior written notice.

     Mr. Albert and the Company have entered into an employment agreement that provides that Mr. Albert will serve as Vice President of Internal Game Development of the Company effective on August 12, 1996. Mr. Albert's compensation under his employment agreement includes a salary of $150,000 per annum and options to purchase 75,000 shares of Common Stock. 25,000 options will vest upon completion of the first year of employment, 25,000 options will vest upon completion of the second year of employment and 25,000 options will vest upon completion of the third year of employment. The exercise price of each option is $8.00. Once vested, such options must be exercised on or or before December 31, 2005. Mr. Albert's employment is terminable at will by either party.

     Ms. Gurvey and the Company have entered into an employment agreement that provides that Ms. Gurvey will serve as Director of Legal and Business Affairs of the Company, effective on September 24, 1996. Ms. Gurvey's annual base salary is $140,000. The Company has also granted to Ms. Gurvey options to purchase up to 30,000 shares of Common Stock at an exercise price of $9.00 per share. 10,000 options will vest upon the completion of the first year of employment, 10,000 options will vest upon the completion of the second year of employment, and 10,000 options will vest upon the completion of the third year of employment. Once vested, such options must be exercised on or before December 31, 2005.

     Mr. Nunally and the Company have entered into an employment agreement pursuant to which the Company has employed Mr. Nunally as Chief Engineer effective as of March 25, 1996. Mr. Nunally's annual base salary is $120,000. The Company also granted to Mr. Nunally options to purchase up to 25,000 shares of Common Stock at an exercise price of $8.00. 12,500 options will vest upon completion of the first year of employment and 12,500 options will vest upon completion of the second year of employment. Once vested, such options must be exercised on or before December 31, 2005. Mr. Nunally's employment is terminable at will by either party.

     Mr. Folcarelli and the Company have entered into an employment agreement pursuant to which the Company has employed Mr. Folcarelli as Vice
President -- Hardware effective as of March 26, 1996. Mr. Folcarelli's annual base salary was $90,000, is currently $120,000, and under the amended employment agreement, Mr. Folcarelli's base salary will be increased to $150,000 starting November 1, 1996. The Company also granted to Mr. Folcarelli options to purchase up to 75,000 shares of Common Stock at an exercise price of $9.00. 15,000 options will vest on March 26, 1997, 30,000 options will vest on March 26, 1998 and 30,000 options will vest on March 26, 1999. Once vested, such options must be exercised on or before December 31, 2005. Under the agreement, Mr. Folcarelli also received a one-time bonus of $15,000. Mr. Folcarelli's employment is terminable at will by either party.

     No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

STOCK OPTION PLANS

     The Company currently maintains three stock option plans that provide for the granting of options to key employees (including directors and officers who are key employees), and consultants and directors who are not employees, of the Company and its subsidiaries (the "Plans"). The Company may grant options to purchase up to 500,000 shares under its 1994 Stock Option Plan (the "1994 Plan"), grant options to purchase up to 1,000,000 shares under its 1995 Stock Option Plan (the "1995 Plan") and award shares or grant options to purchase up to 1,500,000 shares under its 1996 Stock Option Plan (the "1996 Plan"). Options granted under the Plans may either be incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), or non-qualified options ("NQSOs"). ISOs, however, may only be granted to employees of the Company and its subsidiaries. The 1996 Plan has been submitted for stockholder approval. If the stockholders fail to approve the 1996 Plan before September 5, 1997, the Plan will be abandoned and any options granted thereunder will be rescinded.

     The Plans are currently administered by the Board of Directors, but it is intended that administration of the Plans will in the near future be delegated to a committee of the Board of Directors (such committee, or until its appointment the entire Board of Directors, the "Committee"), consisting of at least two directors who are outside directors within the meaning of Section 162(m) of the Code, complying with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     To the extent provided in the Plans, the Committee is authorized to determine, among other things, to whom and the time or times at which options are to be granted, the type of options to be granted, the number of shares which will be subject to any option, the term of each option, the exercise price of each option, the time or times and conditions under which options may be exercised, and such other terms not inconsistent with the Plans as the Committee may deem appropriate.

     The exercise price of each option is determined by the Committee; provided, however, that the exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (110% of such fair market value if the optionee owns more than 10% of the voting power of the Company or is an outside director). The maximum number of shares of Common Stock for which options may be granted to an employee in any calendar year is 100,000 under the 1994 Plan and 1995 Plan and 250,000 under the 1996

Plan. Each option is payable in full upon exercise or, if the applicable contract permits, in installments. Payment of the exercise price of an option may be made in cash, or, if the applicable contract permits, in shares of Common Stock or any combination thereof.

     No option may be granted pursuant to the 1994 Plan after December 9, 2004, pursuant to the 1995 Plan after July 27, 2000, and pursuant to the 1996 Plan after September 5, 2006. The Committee may at any time terminate or amend any Plan; provided, however, that, without the approval of the Company's stockholders, no amendment may be made which would (i) increase the maximum number of shares available for the grant of options (except as a result of the antidilution adjustments described above), (ii) materially increase the benefits accruing to participants under the Plans, or (iii) change the eligibility requirements for individuals who may receive options. No termination or amendment may adversely affect the rights of an optionee with respect to an outstanding option without his or her consent.

     As of September 30, 1996, options to purchase 395,000 shares of Common Stock have been granted under the 1994 Plan, options to purchase 1,000,000 shares of Common Stock have been granted under the 1995 Plan, and options to purchase 1,425,067 shares of Common Stock have been granted under the 1996 Plan. None of such options has been exercised and all such options are outstanding.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of October 11, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby, regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to own more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table herein under "Executive Compensation," and (iv) all directors and executive officers of the Company as a group.

                                                                                        PERCENTAGE OF
                                                                                         OUTSTANDING
                                                                                        SHARES OWNED
                                                                                    ---------------------
                   NAME AND ADDRESS                        AMOUNT AND NATURE         BEFORE       AFTER
                 OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP     OFFERING     OFFERING
------------------------------------------------------  -----------------------     --------     --------
Shmuel Cohen(1).......................................         2,342,631(2)           15.53%       13.71%
  c/o Aristo International Corporation
  152 West 57th Street
  New York, New York 10019
Mrs. Yael Cohen.......................................                 0(3)            0.00%        0.00%
  5 Cove Lane
  Kings Point, New York 11024-1722
Castellon Limited(1)(4)...............................         2,271,421(5)           15.13%       13.35%
  Russell Court
  St. Stephens Green
  Dublin, Ireland
Joseph Ettinger(1)(4).................................         2,271,421(5)           15.13%       13.35%
  c/o Castellon Limited
  Russell Court
  St. Stephens Green
  Dublin, Ireland
Ron Borta.............................................         1,127,273(6)            7.53%        6.64%
  14 Oak Lane
  Sterling, Virginia 20165
N.Y. Holdings, Ltd.(1)................................           895,336(7)            5.93%        5.24%
  c/o Herzog, Fox & Neeman
  4 Weizman Street
  Tel Aviv 64239, Israel
All directors and executive officers as a group (5
  persons)............................................         4,614,052(2)(8)        30.49%       26.93%

---------------
(1) Pursuant to a ten year proxy agreement dated June 30, 1992, Mr. Cohen, Castellon Limited and N.Y. Holdings, Ltd. have agreed that for so long as each party is a stockholder of the Company, each party will vote his or their shares of Common Stock, currently constituting approximately 36.12% of the outstanding Common Stock (31.93% of the Common Stock outstanding after the offering), for the election of up to three directors to be designated by Mr. Cohen, up to two directors to be designated by Castellon Limited and up to one director to be designated by N.Y. Holdings, Ltd. The sole beneficial owner of Castellon Limited is Mr. Joseph Ettinger.

(2) Includes 120,000 shares issuable upon exercise of currently exercisable stock options.

(3) Shmuel Cohen and Yael Cohen are husband and wife and each may be deemed to be the beneficial owner of the shares owned by Mr. Cohen. Mrs. Cohen disclaims beneficial ownership of such shares.

(4) Mr. Ettinger is the President and sole beneficial owner of Castellon Limited and may therefore be deemed to be the beneficial owner of all of the shares of Common Stock owned by Castellon Limited.

(5) Includes 47,273 shares issuable in payment, at the option of the holder, of a $260,000 convertible promissory note.

(6) Includes 181,818 shares owned by Leslie Davis, Mr. Borta's wife.

(7) Includes 120,000 shares issuable upon exercise of a currently exercisable stock option.

(8) Includes 167,273 shares issuable upon the exercise of currently exercisable stock options or in payment of a convertible promissory note held by a corporation controlled by a director.

                              CERTAIN TRANSACTIONS

     On May 13, 1996, the Company, Ron Borta and Leslie Davis entered into a binding agreement which provides for, among other things, the resignation of Ron Borta and Leslie Davis as officers and/or directors of Borta, Inc., a company which was acquired by Aristo on July 31, 1995. In connection therewith, Mr. Borta and Ms. Davis surrendered all options to purchase Common Stock previously granted to either of them, and Mr. Borta surrendered 357,143 restricted shares of Common Stock previously granted to him, together with any other options, incentive payments or rights related thereto. In connection with their severance, the Company will pay them $180,000 in the aggregate over the period ending on January 15, 1997. In addition, of the $425,000 remaining to be paid to Ron Borta pursuant to his signing bonus with the Company, $5,000 was paid upon the execution of definitive agreements relating to the resignations, $150,000 was paid on August 30, 1996, and the balance is payable on December 31, 1996.

     On July 1, 1995, the Company entered into a consulting agreement with Castellon Limited, a stockholder of the Company which presently owns approximately 15.13% of the Company's Common Stock. Pursuant to this consulting agreement, Castellon Limited is paid a cash fee of $10,000 per month for consulting services rendered to the Company relating to joint ventures, strategic partnerships and investor relations outside the United States. Prior to July 1, 1995, Castellon Limited provided consulting services to the Company pursuant to other written agreements. During the years ended October 31, 1995 and 1994 and during the cumulative period from June 4, 1990 (inception) to October 31, 1995, the Company paid to Castellon Limited fees totaling approximately $70,000, $75,000 and $228,000, respectively, in consideration of such consulting services. Mr. Joseph Ettinger, a director of the Company, is the President of Castellon Limited.

     On December 29, 1995, the Company issued to Castellon Limited a promissory note in the principal amount of $260,000, in exchange for, and in full payment of, the principal and accrued interest on a promissory note originally issued to Castellon Limited on August 1, 1995. Under the terms of this promissory note, the principal amount thereof is due on January 1, 1997, and interest is due and payable in four quarterly installments, each in the amount of $13,000, beginning on April 1, 1996. The Company has agreed to issue, at the option of the holder of the promissory note, up to 47,273 shares of Common Stock, in lieu of cash, in payment of the principal amount of the note (at a price of $5.50 per share). Castellon has given written notice to the Company that it intends to receive payment of the entire principal amount in shares of Common Stock, although Castellon is not, by reason of this notice, legally obligated to do so.

     In May 1995, the Company sold to Castellon Limited 33,350 shares of Preferred Stock in consideration of the payment by Castellon of $100,050 in cash. The terms of this Preferred Stock provided for cumulative monthly dividends at a rate per annum equal to 11% of the amount paid by Castellon Limited in consideration of such Preferred Stock, commencing June 15, 1995. So long as any shares of Preferred Stock were outstanding, the Company could not declare, pay, or set apart for payment any dividend or make any other payment on account of any of the shares of Common Stock, unless and until all accrued and unpaid dividends on the shares of Preferred Stock had been paid in full. The shares of Preferred Stock were redeemable at any time at the option of the Company. On May 15, 1996, all of such outstanding shares of Preferred Stock were converted to 18,191 shares of Common Stock at a conversion price of $5.50 per share.

     On September 30, 1994, the Company issued 159,236 shares of Common Stock to Castellon Limited as a result of the conversion of a $200,000 promissory note. In addition, on May 3, 1995, as a result of the Merger, the Company issued to Castellon 38,350 shares of Common Stock pursuant to an anti-dilution provision of this promissory note.

     On June 27, 1996, the Company issued to N.Y. Holdings, Ltd. a promissory note in the principal amount of $330,000, bearing interest at the prime rate, due on October 31, 1996. In connection therewith, the Company granted an option to N.Y. Holdings, Ltd. to purchase, at any time before December 31, 1996, 120,000 shares of Common Stock for an aggregate price of $660,000. N.Y. Holdings Ltd. has given written notice to the Company that it intends to exercise the option with respect to 60,000 shares of Common Stock by applying the principal amount of the note to the purchase price therefore (in lieu of any cash payment thereof by the Company), although N.Y. Holdings, Ltd. is not, by reason of this notice, legally obligated to do so.

     During March 1995, the Company issued 115,050 shares of Common Stock to Shmuel Cohen in exchange for original graphic images produced by contemporary artists beneficially owned by Mr. Cohen together with the rights for digital reproduction.

     From June 4, 1990 through September 30, 1995, the Company obtained the services of Shmuel Cohen, its President and Chief Executive Officer, from another company of which Mr. Cohen is the sole stockholder. Fees paid to this company for the services of Mr. Cohen during the fiscal years ended October 31, 1995 and 1994 and for the cumulative period from June 4, 1990 (inception) to October 31, 1995 were approximately $456,700, $626,000 and $2,084,700, respectively. On February 1, 1995, the Company entered into an employment agreement with Shmuel Cohen, its President and Chief Executive Officer. See "Executive Compensation -- Employment Agreements." Commencing October 1995, the Company began compensating Mr. Cohen as President and Chief Executive Officer pursuant to this employment agreement, and since such date has not paid fees to any other person in connection with the services of Mr. Cohen, and does not intend to do so in the future.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 40,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date of this Prospectus, the Company had 14,966,661 shares of Common Stock outstanding held of record by approximately 800 holders. No shares of Preferred Stock are currently outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and when paid for, will be, duly authorized, validly issued, fully paid and nonassessable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Following the consummation of this offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder; or (iii) the business combination is approved by the board of directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

LIMITATION ON DIRECTORS' LIABILITY

     In accordance with the DGCL, the Company's Certificate of Incorporation provides that the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach duty as a director except (i) for any breach of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law, (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

INDEMNIFICATION

     The Company's Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.

TRANSFER AGENT

     Continental Stock Transfer & Trust Company, New York, New York is the transfer agent for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 16,966,661 shares of Common Stock, of which the 2,000,000 shares sold in this offering and the 1,098,810 shares of Common Stock outstanding prior to the merger of the Company and the Predecessor in May 1995 will be freely tradeable without restriction or further registration under the Securities Act, except for those shares held by "affiliates" (as defined in the Securities Act) of the Company. The remaining 13,867,851 shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act and will be eligible for public sale under Rule 144 from time to time after May 3, 1997, subject to the manner of sale, volume, notice and information requirements of Rule 144 and to the 180-day and 90-day lock up arrangements described below. With respect to certain stockholders subject to the 90-day lock-up arrangement, the Company intends to file a registration statement with the Commission approximately three months after the date of this Prospectus to register, of the 13,867,851 shares which are "restricted securities", approximately 1,180,000 shares of Common Stock sold by the Company in private placements between August and October 1996, thereby increasing the number of freely tradeable securities to 4,878,810 shares of Common Stock.

     In addition, 500,000 shares of Common Stock are reserved for issuance under the Company's 1994 Stock Option Plan, 1,000,000 shares of Common Stock are reserved for issuance under the Company's 1995 Stock Option Plan and 1,500,000 shares of Common Stock are reserved for issuance under the Company's 1996 Stock Option Plan. Of these shares, 2,820,067 shares are issuable upon the exercise of outstanding stock options granted by the Company. The Company intends to file a registration statement on Form S-8 with the Commission to register the shares of Common Stock that may be issued under these plans.

     The Company, each of its directors and officers and certain other stockholders of the Company have agreed not to sell, offer for sale, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock or any right to acquire Common Stock for a period of 180 days (and with respect to certain other stockholders of the Company, 90 days) following the date of this Prospectus, without the prior written consent of the Representative. See "Underwriting." Sales of substantial amounts of shares of Common Stock in the public market, or the availability of such shares for future sale, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representative Allen & Company Incorporated (the "Representative"), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                           NUMBER OF SHARES
                                                                                  OF
                                 UNDERWRITER                                 COMMON STOCK
    ---------------------------------------------------------------------  ----------------
    Allen & Company Incorporated.........................................

                                                                               ---------
              Total......................................................      2,000,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby (other than shares that may be purchased under the over-allotment option) if any of such shares are purchased.

     The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the public offering, the offering price, concessions and other selling terms may be changed by the Representative.

     The Company has agreed to reimburse the Representative amounts up to $150,000 towards it's out-of-pocket expenses incurred in connection with this Offering.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of the Underwriting Agreement, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock initially offered hereby, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those shares initially offered hereby.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company, each of its directors and officers and certain other stockholders of the Company have agreed not to sell, offer for sale, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock or any rights to acquire Common Stock for a period of 180 days (and with respect to certain other stockholders of the Company, 90 days) following the date of this Prospectus without the prior written consent of the Representative. See "Shares Eligible for Future Sale."

     The Representative has acted as financial advisor to the Company in the past and may act as its financial advisor and/or investment banker in the future. In consideration for advisory services rendered by the Representative in February, 1996, the Company has agreed to pay to the Representatives a fee of $100,000 payable monthly in arrears over a twelve month period commencing in February 1996 and issued to Allen warrants exercisable by the Representatives from time to time after the first anniversary of the date of issuance and prior to the fifth anniversary thereof to purchase 448,101 shares of the Company's Common Stock. The Representative has also acted as placement agent for the Company in connection with the private placement of 1,180,000 shares of its Common Stock which was consummated in August 1996. In consideration for services rendered by the Representatives for such private placement, the Company paid to the Representative a fee of $413,000 representing 7% of the gross proceeds raised in such financing.

     The Underwriters may engage in passive market making transactions in the Common Stock, in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A generally allows Nasdaq market makers participating in the distribution of the Common Stock to conduct passive market making activities in the two business day "cooling off period" prior to commencement of the distribution if, among other things, (I) bids offered for the Common Stock during such period by any such market maker are at prices no greater than the independent bid prices offered for the Common Stock by other market makers not participating in such distribution, and (ii) purchases of the Common Stock during such period by any such market maker do not exceed the volume and other limitations established by Rule 10b-6A.

     The Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York. Werbel & Carnelutti, A Professional Corporation, New York, New York, will act as counsel for the Underwriters in connection with the offering.

                                    EXPERTS

     The financial statements of the Company as at October 31, 1995 and 1994 and for each of the three years ended October 31, 1995 included in this Prospectus have been audited by Coopers & Lybrand, L.L.P., independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Upon written or oral request, the Company will provide, without charge, to each person who receives a copy of this Prospectus, a copy of any of the information that is incorporated by reference herein. Any such request should be made to the attention of Glenn P. Sblendorio at Aristo International Corporation, 152 West 57th Street, New York, New York 10019, telephone no. (212) 586-2400.

     The Company has filed with the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act , as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C.

20549 without charge or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. This Registration Statement has been filed electronically through the Electronic Data Gathering Analysis and Retrieval system (EDGAR) and is publicly available through the Commission's web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                     INDEX

                                                                                      PAGE(S)
                                                                                      -------
Report of Independent Accountants...................................................     F-2
Consolidated Balance Sheets as of October 31, 1994 and 1995 and July 31, 1996
  (unaudited).......................................................................     F-3
Consolidated Statements of Operations for the years ended October 31, 1993, 1994 and
  1995; the unaudited nine months ended July 31, 1995 and 1996; the cumulative periods from June 4, 1990 (inception) to October 31, 1995 and to July 31, 1996
  (unaudited).......................................................................     F-4
Consolidated Statements of Stockholders' Equity for the years ended October 31,
  1991, 1992, 1993, 1994 and 1995 and for the period from June 4, 1990 (inception)
  to July 31, 1996 (unaudited)......................................................     F-5
Consolidated Statements of Cash Flows for the years ended October 31, 1993, 1994 and
  1995; the unaudited nine months ended July 31, 1995 and 1996; the cumulative periods from June 4, 1990 (inception) to October 31, 1995 and to July 31, 1996
  (unaudited).......................................................................     F-8
Notes to Consolidated Financial Statements..........................................    F-12

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Aristo International Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of ARISTO INTERNATIONAL CORPORATION and SUBSIDIARIES (a development stage enterprise) as of October 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fiscal years then ended and the cumulative period from June 4, 1990 (inception) to October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aristo International Corporation and Subsidiaries as of October 31, 1994 and 1995, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended and the cumulative period from June 4, 1990 (inception) to October 31, 1995, in conformity with generally accepted accounting principles.

New York, New York
December 21, 1995, except as to Notes 5(b) and 12, for which the date is January 5, 1996

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
            OCTOBER 31, 1994 AND 1995 AND JULY 31, 1996 (UNAUDITED)

                                                               OCTOBER 31,
                                                        --------------------------
                                                           1994           1995
                                                        -----------   ------------     JULY 31,
                                                                                         1996
                                                                                     ------------
                                                                                     (UNAUDITED)
                                             ASSETS:
Current Assets:
  Cash and cash equivalents...........................  $   502,993   $    540,297   $    544,104
  Restricted cash.....................................      336,831        442,430        446,168
  Marketable securities...............................       66,000          1,500             --
  Prepaid expenses and other current assets...........       20,713        236,319        253,431
                                                        -----------   ------------   ------------
          Total current assets........................      926,537      1,220,546      1,243,703
Fixed assets -- at cost, net..........................       76,088        252,456        646,250
Patents, net..........................................       82,762         77,034         72,738
Capitalized software, net.............................           --      7,907,937      7,041,498
Goodwill, net.........................................           --      1,164,161      1,034,813
Other assets..........................................      254,211        426,195        439,931
                                                        -----------   ------------   ------------
          Total assets................................  $ 1,339,598   $ 11,048,329   $ 10,478,933
                                                        ===========   ============   ============
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current Liabilities:
  Accounts payable and accrued expenses...............  $   272,463   $    661,045   $  2,054,345
  Notes payable -- bank...............................      406,000        406,000        406,000
  Convertible term loans -- stockholders..............           --        375,000        450,000
  Payable to stockholder..............................           --        500,000        420,000
  Capital leases -- current...........................           --         25,313         65,583
                                                        -----------   ------------   ------------
          Total current liabilities...................      678,463      1,967,358      3,395,928
Convertible term loans -- stockholders................    1,025,000        565,000      1,976,500
Capital leases -- long term...........................           --         59,209        164,233
Deferred rent.........................................      172,705        158,891        148,530
                                                        -----------   ------------   ------------
          Total liabilities...........................    1,876,168      2,750,458      5,685,191
Stockholder's equity (deficit):
  Preferred stock, $.001 par value; authorized
     1,000,000 shares; issued and outstanding 0;
     33,350 and 0 (unaudited), respectively...........           --             33             --
  Common stock, $.001 par value; authorized 19,000,000
     shares; issued and outstanding 7,955,951;
     13,199,945 and 13,632,044 (unaudited),
     respectively.....................................        7,956         13,200         13,632
  Additional paid in-capital..........................    6,279,398     21,871,438     23,965,229
  Deferred compensation expense.......................           --     (1,846,429)            --
  Deficit accumulated during the development stage....   (6,823,924)   (11,740,371)   (19,185,119)
                                                        -----------   ------------   ------------
          Total stockholders' equity (deficit)........     (536,570)     8,297,871      4,793,742
                                                        -----------   ------------   ------------
          Total liabilities and stockholders' equity
            (deficit).................................  $ 1,339,598   $ 11,048,329   $ 10,478,933
                                                        ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995; THE UNAUDITED NINE MONTHS
                                     ENDED
        JULY 31, 1995 AND 1996; THE CUMULATIVE PERIODS FROM JUNE 4, 1990 (INCEPTION) TO OCTOBER 31, 1995 AND TO JULY 31, 1996 (UNAUDITED)

                                                                      CUMULATIVE                                    CUMULATIVE
                                                                     PERIOD FROM                                       SINCE
                                                                     JUNE 4, 1990         NINE MONTHS ENDED        JUNE 4, 1990
                                 YEARS ENDED OCTOBER 31,            (INCEPTION) TO            JULY 31,            (INCEPTION) TO
                         ---------------------------------------   OCTOBER 31, 1995   -------------------------    JULY 31, 1996
                            1993          1994          1995       (SEE NOTE 1(B))       1995          1996       (SEE NOTE 1(B))
                         -----------   -----------   -----------   ----------------   -----------   -----------   ---------------
                                                                                      (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
Royalty revenue........  $    58,334   $    16,005   $     9,327     $    116,999     $     4,749   $     6,002    $     123,001
Production revenue.....           --            --       148,300          148,300              --       192,347          340,647
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
    Total revenue......       58,334        16,005       157,627          265,299           4,749       198,349          463,648
Selling, general
  and administrative
  expenses.............   (1,577,812)   (2,141,400)   (3,678,823)      (9,457,431)     (2,246,117)   (4,718,082)     (14,175,513)
Research and
  development
  expenses.............      (82,025)      (47,205)     (603,133)      (1,622,853)           (321)   (2,781,019)      (4,403,872)
Interest expense.......      (41,383)      (46,525)     (101,237)        (234,145)        (59,029)     (167,738)        (401,883)
Interest and other
  income...............        6,576        (9,519)      109,109          108,749          90,632        38,961          147,710
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
    Net loss...........   (1,636,310)   (2,228,644)   (4,116,457)     (10,940,381)     (2,210,086)   (7,429,529)     (18,369,910)
Dividends on preferred
  stock................           --            --        (4,585)          (4,585)             --       (15,219)         (19,804)
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
Net loss applicable
  to common
  shareholders.........  $(1,636,310)  $(2,228,644)  $(4,121,042)    $(10,944,966)    $(2,210,086)  $(7,444,748)   $ (18,389,714)
                         ===========   ===========   ===========     ============     ===========   ===========     ============
Weighted average number
  of common shares
  outstanding..........    7,723,767     9,244,593    10,388,926                        9,714,981    13,554,091
                         ===========   ===========   ===========                      ===========   ===========
Net loss per share.....  $     (0.21)  $     (0.24)  $     (0.40)                     $     (0.23)  $     (0.55)
                         ===========   ===========   ===========                      ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  FOR THE YEARS ENDED OCTOBER 31, 1991, 1992, 1993, 1994 AND 1995 AND FOR THE
       PERIOD FROM JUNE 4, 1990 (INCEPTION) TO JULY 31, 1996 (UNAUDITED)

                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                       PREFERRED STOCK      COMMON STOCK(1)      ADDITIONAL     DURING THE      DEFERRED
                                       ----------------   --------------------     PAID IN     DEVELOPMENT    COMPENSATION
                                       SHARES    AMOUNT     SHARES     AMOUNT      CAPITAL        STAGE         EXPENSE
                                       -------   ------   ----------   -------   -----------   ------------   ------------
Issuance of common stock for initial
  capitalization ($0.18 per share)...                      3,334,780   $3,335    $   596,665
Issuance of common stock during
  November for cash ($0.12 per
  share).............................                      1,764,099    1,764        218,526
Sale of common stock during October
  for cash ($1.29 per share).........                        155,067      155        199,845
Exchange of common stock during
  October for services at estimated
  value ($1.28 per share)............                         78,367       78         99,922
Net loss for the year ended October
  31, 1991...........................                                                          $(1,478,158 )
                                        ------     ---     ---------   -------    ----------   ------------   -----------
Balance, October 31, 1991............                      5,332,313    5,332      1,114,958    (1,478,158 )
Sale of common stock during the year
  for cash ($0.85 per share).........                      1,589,023    1,589      1,348,411
Sale of common stock during the year
  for cash ($1.17 per share).........                        235,102      235        274,765
Exchange of common stock during
  August for services at estimated
  value ($1.28 per share)............                         78,367       79         99,921
Net loss for the year ended October
  31, 1992...........................                                                           (1,480,812 )
                                        ------     ---     ---------   -------    ----------   ------------   -----------
Balance, October 31, 1992............                      7,234,805    7,235      2,838,055    (2,958,970 )
Sale of common stock during the year
  for cash ($1.63 per share).........                        611,932      612        999,388
Sale of common stock during the year
  for cash ($1.28 per share).........                        195,085      195        249,805


                                         COMMON STOCK HELD
                                            IN TREASURY            STOCK
                                       ----------------------   SUBSCRIPTION
                                         SHARES       AMOUNT     RECEIVABLE       TOTAL
                                       -----------   --------   ------------   -----------
Issuance of common stock for initial
  capitalization ($0.18 per share)...                                          $   600,000
Issuance of common stock during
  November for cash ($0.12 per
  share).............................                                              220,290
Sale of common stock during October
  for cash ($1.29 per share).........                                              200,000
Exchange of common stock during
  October for services at estimated
  value ($1.28 per share)............                                              100,000
Net loss for the year ended October
  31, 1991...........................                                           (1,478,158)
                                       -----------   --------     --------     -----------
Balance, October 31, 1991............                                             (357,868)
Sale of common stock during the year
  for cash ($0.85 per share).........                                            1,350,000
Sale of common stock during the year
  for cash ($1.17 per share).........                                              275,000
Exchange of common stock during
  August for services at estimated
  value ($1.28 per share)............                                              100,000
Net loss for the year ended October
  31, 1992...........................                                           (1,480,812)
                                       -----------   --------     --------     -----------
Balance, October 31, 1992............                                             (113,680)
Sale of common stock during the year
  for cash ($1.63 per share).........                             $(80,000)        920,000
Sale of common stock during the year
  for cash ($1.28 per share).........                                              250,000
Exchange of common stock during May
  for services at estimated value
  ($1.29 per share)..................                        116,717      117        149,883
Exchange of common stock during
  October for services at estimated
  value ($1.33 per share)............                         15,006       15         19,985
Exchange of common stock during
  October for patent rights at
  estimated value ($1.28 per
  share).............................                         39,184       39         49,961
Purchase of treasury stock for cash
  ($0.04 per share)..................
Net loss for the year ended October
  31, 1993...........................                                                           (1,636,310 )
                                        ------     ---     ---------   -------    ----------   ------------   -----------
Balance, October 31, 1993............                      8,212,729    8,213      4,307,077    (4,595,280 )
Sale of common stock during the year
  for cash ($1.46 per share).........                      1,030,447    1,030      1,498,970
Exchange of common stock during
  January for services at estimated
  value ($1.33 per share)............                         15,007       15         19,985
Exchange of common stock during
  January for services at estimated
  value ($1.46 per share)............                         34,181       34         49,966

Exchange of common stock during May
  ($1.29 per share)..................                                              150,000
Exchange of common stock during
  October for services at estimated
  value ($1.33 per share)............                                               20,000
Exchange of common stock during
  October for patent rights at
  estimated value ($1.28 per
  share).............................                                               50,000
Purchase of treasury stock for cash
  ($0.04 per share)..................   (1,667,390)  $(60,000)                     (60,000)
Net loss for the year ended October
  31, 1993...........................                                           (1,636,310)
                                       -----------   --------     --------     -----------
Balance, October 31, 1993............   (1,667,390)   (60,000)     (80,000)       (419,990)
Sale of common stock during the year
  for cash ($1.46 per share).........                                            1,500,000
Exchange of common stock during
  January for services at estimated
  value ($1.33 per share)............                                               20,000
Exchange of common stock during
  January for services at estimated
  value ($1.46 per share)............                                               50,000

  for services at estimated value

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)

                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                       PREFERRED STOCK      COMMON STOCK(1)      ADDITIONAL     DURING THE      DEFERRED
                                       ----------------   --------------------     PAID IN     DEVELOPMENT    COMPENSATION
                                       SHARES    AMOUNT     SHARES     AMOUNT      CAPITAL        STAGE         EXPENSE
                                       -------   ------   ----------   -------   -----------   ------------   ------------
Conversion of note payable and
  accrued interest into common stock
  ($1.53 per share)..................                        171,741      172        261,892
Conversion of note payable into
  common stock ($1.26 per share).....                        159,236      159        199,841


                                         COMMON STOCK HELD
                                            IN TREASURY            STOCK
                                       ----------------------   SUBSCRIPTION
                                         SHARES       AMOUNT     RECEIVABLE       TOTAL
                                       -----------   --------   ------------   -----------
Conversion of note payable and
  accrued interest into common stock
  ($1.53 per share)..................                                              262,064
Conversion of note payable into
  common stock ($1.26 per share).....                                              200,000
Repayment of stock subscription
  receivable.........................
Retirement of treasury stock during
  October............................                     (1,667,390)  (1,667 )      (58,333)
Net loss for the year ended October
  31, 1994...........................                                                           (2,228,644 )
                                       -------   ------   ----------   -------   -----------   ------------   ------------
Balance, October 31, 1994............                      7,955,951    7,956      6,279,398    (6,823,924 )
Conversion of notes payable into
  common stock ($1.23 per share).....                        834,529      835      1,024,165
Sale of common stock during November
  for cash ($1.53 per share).........                        235,936      236        359,764
Sale of common stock during March for
  cash ($2.22 per share).............                        450,195      450        999,550
Exchange of common stock in March for
  graphic illustrations ($2.22 per
  share).............................                        115,050      115        255,440
Issuance of common stock per anti-
  dilution provision.................                         38,350       38            (38)
Sale of preferred stock in May for
  cash ($3.00 per share).............   33,350    $ 33            --       --        100,017
Equity acquired from the reverse
  acquisition with Astro-Stream......                      1,098,997    1,099        806,205      (795,405 )
Issuance of common stock as a result
  of the acquisition of Borta, Inc.
  ($4.67 per share)..................                      1,818,182    1,818      8,498,182
Grant of common stock ($5.50 per
  share).............................                        357,143      357      1,963,929                  $(1,964,286)
Sale of common stock during August
  for cash ($4.50 per share).........                         66,666       67        299,933
Sale of common stock during August
  for cash ($5.50 per share).........                         93,500       94        514,156
Exchange of common stock in August
  for consulting services ($6.50 per
  share).............................                         25,000       25        162,475
Exchange of common stock in August
  for consulting services ($5.75 per
  share).............................                          3,687        4         21,196
Exchange of common stock in August
  for consulting services ($5.50 per
  share).............................                            395       --          2,172
Sale of common stock during September
  for cash ($5.50 per share).........                         96,364       96        529,904
Sale of common stock during October
  for cash ($5.50 per share).........                         10,000       10         54,990
Amortization of deferred compensation
  expense............................                                                                             117,857
Dividend on preferred stock..........                                                               (4,585 )
Net loss for the year ended October
  31, 1995...........................                                                           (4,116,457 )
                                       -------   ------   ----------   -------   -----------   ------------   ------------

Repayment of stock subscription
Retirement of treasury stock during
  October............................    1,667,390     60,000
Net loss for the year ended October
  31, 1994...........................                                           (2,228,644)
                                       -----------   --------   ------------   -----------
Balance, October 31, 1994............                                             (536,570)
Conversion of notes payable into
  common stock ($1.23 per share).....                                            1,025,000
Sale of common stock during November
  for cash ($1.53 per share).........                                              360,000
Sale of common stock during March for
  cash ($2.22 per share).............                                            1,000,000
Exchange of common stock in March for
  graphic illustrations ($2.22 per
  share).............................                                              255,555
Issuance of common stock per anti-
  dilution provision.................                                                   --
Sale of preferred stock in May for
  cash ($3.00 per share).............                                              100,050
Equity acquired from the reverse
  acquisition with Astro-Stream......                                               11,899
Issuance of common stock as a result
  of the acquisition of Borta, Inc.
  ($4.67 per share)..................                                            8,500,000
Grant of common stock ($5.50 per
  share).............................                                                   --
Sale of common stock during August
  for cash ($4.50 per share).........                                              300,000
Sale of common stock during August
  for cash ($5.50 per share).........                                              514,250
Exchange of common stock in August
  for consulting services ($6.50 per
  share).............................                                              162,500
Exchange of common stock in August
  for consulting services ($5.75 per
  share).............................                                               21,200
Exchange of common stock in August
  for consulting services ($5.50 per
  share).............................                                                2,172
Sale of common stock during September
  for cash ($5.50 per share).........                                              530,000
Sale of common stock during October
  for cash ($5.50 per share).........                                               55,000
Amortization of deferred compensation
  expense............................                                              117,857
Dividend on preferred stock..........                                               (4,585)
Net loss for the year ended October
  31, 1995...........................                                           (4,116,457)
                                       -----------   --------   ------------   -----------

  receivable.........................                               80,000          80,000

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)

                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                       PREFERRED STOCK      COMMON STOCK(1)      ADDITIONAL     DURING THE      DEFERRED
                                       ----------------   --------------------     PAID IN     DEVELOPMENT    COMPENSATION
                                       SHARES    AMOUNT     SHARES     AMOUNT      CAPITAL        STAGE         EXPENSE
                                       -------   ------   ----------   -------   -----------   ------------   ------------
Balance, October 31, 1995............   33,350      33    13,199,945   13,200     21,871,438   (11,740,371 )   (1,846,429)


                                         COMMON STOCK HELD
                                            IN TREASURY            STOCK
                                       ----------------------   SUBSCRIPTION
                                         SHARES       AMOUNT     RECEIVABLE       TOTAL
                                       -----------   --------   ------------   -----------
Balance, October 31, 1995............                                            8,297,871
Sale of common stock during November
  for cash ($5.50 per share).........                         60,000       60        329,940
Sale of common stock during December
  for cash ($5.50 per share).........                        164,000      164        901,836
Conversion of notes payable into
  common stock in December ($3.00 per
  share).............................                         66,667       67        199,933
Sale of preferred stock during
  January for cash ($5.50 per
  share).............................   40,000      40                               219,960
Exchange of common stock in January
  for consulting services ($5.50 per
  share).............................                            500        1          2,749
Sale of common stock during February
  for cash ($5.50 per share).........                         10,000       10         54,990
Sale of common stock during March for
  cash ($5.50 per share).............                         60,000       60        329,940
Sale of common stock during April for
  cash ($5.50 per share).............                         56,363       56        309,944
Reversal of prior year deferred
  compensation expense...............                                                                            (117,857)
Write-off of deferred compensation
  expense............................                       (357,143)    (357 )   (1,963,929)                   1,964,286
Sale of common stock during May for
  cash ($5.50 per share).............                         59,362       59        326,432
Exchange of common stock in May for
  consulting services ($5.76 per
  share).............................                            421       --          2,423
Exchange of common stock in May for
  consulting services ($4.82 per
  share).............................                          1,100        1          5,302
Conversion of preferred stock into
  common stock in May................  (73,350)    (73)       58,191       58             15
Sale of common stock during June for
  cash ($5.50 per share).............                         57,638       58        316,951
Exchange of common stock in June for
  consulting services ($5.50 per
  share).............................                          1,000        1          5,499
Sale of common stock during July for
  cash ($5.50 per share).............                        152,000      152        835,848
Exchange of common stock in July for
  consulting services ($5.50 per
  share).............................                         12,000       12         65,988
Exchange of common stock in August
  for product rights ($5.00 per
  share).............................                         30,000       30        149,970
Dividend on preferred stock..........                                                              (15,219 )
Net loss for the nine months ended
  July 31, 1996......................                                                           (7,429,529 )
                                       -------   ------   ----------   -------   -----------   ------------   ------------
Balance, July 31, 1996 (unaudited)...       --    $ --    13,632,044   $13,632   $23,965,229   $(19,185,119)  $
                                       =======   =======   =========   =======    ==========   ===========    ============

Sale of common stock during November
Sale of common stock during December
  for cash ($5.50 per share).........                                              902,000
Conversion of notes payable into
  common stock in December ($3.00 per
  share).............................                                              200,000
Sale of preferred stock during
  January for cash ($5.50 per
  share).............................                                              220,000
Exchange of common stock in January
  for consulting services ($5.50 per
  share).............................                                                2,750
Sale of common stock during February
  for cash ($5.50 per share).........                                               55,000
Sale of common stock during March for
  cash ($5.50 per share).............                                              330,000
Sale of common stock during April for
  cash ($5.50 per share).............                                              310,000
Reversal of prior year deferred
  compensation expense...............                                             (117,857)
Write-off of deferred compensation
  expense............................                                                   --
Sale of common stock during May for
  cash ($5.50 per share).............                                              326,491
Exchange of common stock in May for
  consulting services ($5.76 per
  share).............................                                                2,423
Exchange of common stock in May for
  consulting services ($4.82 per
  share).............................                                                5,303
Conversion of preferred stock into
  common stock in May................                                                   --
Sale of common stock during June for
  cash ($5.50 per share).............                                              317,009
Exchange of common stock in June for
  consulting services ($5.50 per
  share).............................                                                5,500
Sale of common stock during July for
  cash ($5.50 per share).............                                              836,000
Exchange of common stock in July for
  consulting services ($5.50 per
  share).............................                                               66,000
Exchange of common stock in August
  for product rights ($5.00 per
  share).............................                                              150,000
Dividend on preferred stock..........                                              (15,219)
Net loss for the nine months ended
  July 31, 1996......................                                           (7,429,529)
                                       -----------   --------   ------------   -----------
Balance, July 31, 1996 (unaudited)...           --   $     --     $     --     $ 4,793,742
                                        ==========   ========   ===========     ==========

  for cash ($5.50 per share).........                                              330,000

---------------
(1) All common shares information has been restated since inception to reflect conversion of the outstanding shares of Aristo's common stock into 90% of the common stock of Astro-Stream pursuant to the Merger Agreement.

    The accompanying notes are an integral part of these consolidated financial statements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995; THE UNAUDITED NINE MONTHS
                                     ENDED
              JULY 31, 1995 AND 1996; THE CUMULATIVE PERIODS FROM
 JUNE 4, 1990 (INCEPTION) TO OCTOBER 31, 1995 AND TO JULY 31, 1996 (UNAUDITED).

                                                                      CUMULATIVE
                                                                     PERIOD FROM
                                                                     JUNE 4, 1990
                                 YEARS ENDED OCTOBER 31,            (INCEPTION) TO        NINE MONTHS ENDED         CUMULATIVE
                         ---------------------------------------   OCTOBER 31, 1995           JULY 31,                 SINCE
                            1993          1994          1995       (SEE NOTE 1(B))    -------------------------    JUNE 4, 1990
                         -----------   -----------   -----------   ----------------      1995          1996       (SEE NOTE 1(B))
                                                                                      -----------   -----------   ---------------
                                                                                      (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Cash flows from
 operating activities:
  Net loss during
    development
    stage..............  $(1,636,310)  $(2,228,644)  $(4,116,457)    $(10,940,381)    $(2,210,086)  $(7,429,529)   $ (18,369,910)
  Adjustments to
    reconcile net loss
    to net cash used in
    operating
    activities:
    Depreciation and
      amortization.....       17,692        21,407       363,960          422,745         16,911     1,094,480         1,517,225
    Expenses paid by
      issuance of
      common stock.....      170,000        70,000       185,873        1,225,873             --       231,976         1,457,849
    Deferred
      compensation
      expense..........           --            --       117,857          117,857             --      (117,857 )              --
    Deferred royalty
      income...........       (8,334)       (8,333)                                                                           --
    Deferred rent......       90,382        29,600       (13,814)         158,891        (10,361 )     (10,361 )         148,530
    Loss on disposal of
      fixed asset......       19,200            --            --           19,200          6,208            --            19,200
    Net realized loss
      on sale of
      marketable
      securities.......           --        31,092        20,753           51,845             --            38            51,883
    Net unrealized gain
      on marketable
      securities.......           --        (6,713)       (1,000)          (7,713)            --            --            (7,713)
    Changes in assets
      and liabilities:
      Decrease
        (increase) in
        prepaid
        expenses and
        other current
        assets.........        5,045       (16,408)     (159,573)        (180,286)      (145,495 )     (17,112 )        (197,398)
      Increase
        (decrease) in
        accounts
        payable and
        accrued
        expenses.......      125,380      (122,091)      232,427          516,954         85,224     1,393,300         1,910,254
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
        Net cash used
          in operating
          activities...   (1,216,945)   (2,230,090)   (3,369,974)      (8,615,015)    (2,257,599 )  (4,855,065 )     (13,470,080)
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
Cash flows from
  investing activities:
  Investment in Borta,
    Inc., net of cash
    acquired...........           --            --      (238,615)        (238,615)      (222,000 )          --          (238,615)
  Expenditures for
    equipment,
    leasehold
    improvements,
    patents and
    organization
    costs..............      (19,061)      (41,203)      (71,920)        (261,725)       (22,724 )    (342,896 )        (604,621)
  Purchase of
    marketable
    securities.........           --      (414,516)   (1,103,085)      (1,517,601)      (892,733 )          --        (1,517,601)
  Sales of marketable
    securities.........           --       324,137     1,147,832        1,471,969        926,706         1,462         1,473,431
  Purchase of computer
    software...........           --            --      (110,000)        (110,000)            --            --          (110,000)
  (Increase) decrease
    in other assets....       (1,028)     (232,119)       80,602         (170,639)       (19,919 )     (13,737 )        (184,376)
  Increase in
    restricted cash....     (248,683)           --      (105,599)        (442,430)      (100,000 )      (3,738 )        (446,168)
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
        Net cash used
          in investing
          activities...     (268,772)     (363,701)     (400,785)      (1,269,041)      (330,670 )    (358,909 )      (1,627,950)
                         -----------   -----------   -----------     ------------     -----------   -----------     ------------
Cash flows from
  financing activities:
  Net proceeds
    (repayments) from
    notes
    payable -- bank....      445,500       (39,500)      (46,143)         359,857             --            --           359,857
  Proceeds from notes
    payable --
    stockholders.......      389,000            --            --          793,500        700,000            --           793,500
  Repayments of notes
    payable --
    stockholders.......      (63,000)     (160,000)           --         (343,500)            --       (80,000 )        (423,500)
  Increase in book
    overdraft..........           --            --            --               --         48,878            --                --
  Proceeds acquired in
    connection with the
    Astro-Stream
    merger.............           --            --        59,494           59,494         59,494            --            59,494
  Proceeds from
    issuance of
    preferred stock....           --            --       100,050          100,050             --       220,000           320,050

  The accompanying notes are an integral part of these consolidated financial statements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

  Proceeds from
    issuance of common
    stock..............    1,170,000     1,580,000     2,759,247        7,554,537      1,460,050     3,406,500        10,961,037
  Proceeds from
    issuance of
    convertible term
    loans..............           --     1,025,000       940,000        1,965,000             --     1,686,500         3,651,500
  Purchase of treasury
    stock..............      (60,000)           --            --          (60,000)            --            --           (60,000)
  Dividends on
    preferred stock....                         --            --           (4,585)        (4,585 )          --           (15,219)
                         -----------   -----------   -----------   ----------------   -----------   -----------   ---------------
        Net cash
          provided by
          financing
          activities...    1,881,500     2,405,500     3,808,063       10,424,353      2,268,422     5,217,781        15,642,134
                         -----------   -----------   -----------   ----------------   -----------   -----------   ---------------
        Net increase
          (decrease) in
          cash and cash
         equivalents...      395,783      (188,291)       37,304          540,297       (319,847 )       3,807           544,104
Cash and cash
  equivalents,
  beginning of
  period...............      295,501       691,284       502,993               --        502,993       540,297                --
                         -----------   -----------   -----------   ----------------   -----------   -----------   ---------------
        Cash and cash
          equivalents,
          end of
          period.......  $   691,284   $   502,993   $   540,297     $    540,297     $  183,146    $  544,104     $     544,104
                          ==========    ==========    ==========   ===============    ===========   ===========   ===============
Supplemental
  disclosures of cash
  flow information:
  Cash paid during the
    period for:
    Interest...........  $     6,883   $    63,629   $   101,237     $    171,749
                          ==========    ==========    ==========   ===============
    Income taxes.......  $     3,999   $     6,031   $     5,178     $     19,626
                          ==========    ==========    ==========   ===============

  The accompanying notes are an integral part of these consolidated financial statements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     The Company, on June 4, 1990, issued 3,334,780 shares of common stock in exchange for technical know-how and patents valued at $600,000.

     During October 1993, the Company issued 39,184 shares of common stock in exchange for the rights to a patent valued at $50,000.

     During 1994, notes payable of $250,000 and $12,064 of accrued interest thereon were converted into 171,741 shares of common stock.

     During 1994, a note payable of $200,000 was converted into 159,236 shares of common stock.

     During 1994, the Company retired 1,667,390 shares of treasury stock valued at $60,000.

     During 1995, convertible term loans of $1,025,000 were converted into 834,529 shares of common stock.

     During 1995, the Company issued 115,050 shares of common stock in exchange for original graphic illustrations valued at $255,555.

     In connection with the Merger with Astro-Stream, the Company assumed liabilities of $47,595 and acquired cash of $59,494.

     The Company purchased all of the capital stock of Borta, Inc. The details of the business acquired are as follows:

        Fair value of current assets acquired...........................  $    67,418
        Fair value of fixed assets acquired.............................       43,258
        Intangible assets of business acquired:
          Capitalized software..........................................    8,086,750
          Excess of cost over net assets acquired (goodwill)............    5,008,049
        Deferred tax liability..........................................   (3,800,772)
        Liabilities assumed.............................................     (104,703)
        Intercompany payable to the Company.............................      (50,000)
                                                                          -----------
                  Total purchase price consideration....................    9,250,000
        Common stock issued.............................................    8,500,000
                                                                          -----------
                  Total cash to be paid to sellers......................      750,000
        Liabilities to former stockholder...............................      500,000
                                                                          -----------
                  Cash paid to sellers at closing of the acquisition....      250,000
        Less, cash acquired.............................................       11,385
                                                                          -----------
                  Net cash payment at closing of the acquisition........  $   238,615
                                                                          ===========

     In connection with the purchase of Borta, the Company issued 357,143 shares of restricted common stock valued at $1,964,286 to the President of Borta as deferred compensation. These shares are subject to forfeiture (see note 10).

     During 1995, the Company issued 25,000 shares of common stock in exchange for consulting services valued at $162,500.

     During 1995, the Company issued 4,082 shares of common stock in exchange for consulting services valued at $23,372.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

     During December 1995, convertible term loans of $200,000 were converted into 66,667 shares of common stock.

     During 1996, the Company issued 14,921 shares of common stock in exchange for consulting services valued at $81,976.

     During 1996, the Company issued 58,191 shares of common stock in exchange for the 73,350 outstanding shares of preferred stock.

     During 1996, the Company issued 30,000 shares of common stock in exchange for product rights valued at $150,000.

  The accompanying notes are an integral part of these consolidated financial statements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

1. ORGANIZATION, MERGER AND ACQUISITION

  (A) ORGANIZATION

     Aristo International Corporation ("Aristo") was incorporated in New York on June 4, 1990. The Company was formed to invest in innovative consumer products. Since 1994, management has focused on entertainment software for the consumer market. The consolidated financial statements include the accounts of Aristo and its wholly-owned subsidiaries (collectively, the "Company"). As a development stage enterprise, the Company has devoted all of its efforts through July 31, 1996 to research and development, raising capital, acquiring equipment, financial planning, opening new markets and finding strategic partners.

     From inception through October 31, 1995, the Company has financed its operations through the private sale of stock and convertible notes for cash amounting to approximately $10,082,000 and with the exchange of stock for approximately $931,000 in products and services. The Company intends to continue to use its best efforts to finance or obtain financing sufficient for the Company's requirements.

  (B) MERGER

     On May 3, 1995, The Astro-Stream Corporation ("Astro-Stream") acquired all of the outstanding common stock of the Company through the issuance of 9,889,477 shares of Astro-Stream's common stock, par value $.001, constituting 90% of Astro-Stream's issued and outstanding common stock immediately following the merger of the Company into Astro-Stream (the "Merger"). Before the Merger, Astro-Stream was an inactive company, engaged in seeking out a suitable business for acquisition or merger. After the Merger, Astro-Stream changed its name to Aristo International Corporation.

     For accounting purposes, the Merger was treated as a recapitalization of the Company with the Company as the acquirer (reverse acquisition). All common stock of the Company was retroactively restated to reflect the equivalent number of Astro-Stream shares that were deemed to be issued by the Company in the transaction. The cumulative loss of Astro-Stream at the time of the merger amounted to $795,405 and is included in the deficit accumulated during the development stage of the Company.

     Pursuant to the Merger, the Company committed to obtain NASDAQ SmallCap Listing for the surviving corporation. In order to secure that commitment, the Company deposited $100,000 in an escrow account which was to be distributed to the former Astro-Stream shareholders if the listing was not obtained or released to the Company upon achieving the listing. The listing was obtained as of September 29, 1995. The parties have contested as to whether the performance by the Company was timely and whether there was failure on the part of the former Astro-Stream shareholders in the effort to obtain the listing. The Company is vigorously contesting the claim of the former Astro-Stream shareholders to the funds and believes the deposit will be returned to the Company. The deposit is included in restricted cash on the balance sheet at October 31, 1995 and July 31, 1996 (see note 13(c)).

  (C) ACQUISITION

     On July 31, 1995, the Company, through its newly formed wholly-owned subsidiary BAIC Acquisition Corp., purchased all of the outstanding stock of Borta, Inc. ("Borta") for consideration aggregating $9,250,000 (the "Acquisition"). The consideration consisted of $8,500,000 (1,818,182 shares) of newly issued common stock and $750,000 in cash. Of the $750,000 in cash payments, $325,000 has been paid and the remaining $425,000 will be paid in installments through December 31, 1996 (see note 13(b)). Borta is involved in the creation and development of new multimedia digital entertainment and is engaged in original game development, cross-platform conversions, software tools and techniques and enabling technologies for game platforms.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

     The Acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations are included in these financial statements from the effective date of the Acquisition. The Acquisition cost has been allocated to the assets acquired and liabilities assumed, based upon their fair value at the acquisition date, including $87,285 to net current liabilities, $43,258 to fixed assets, $8,086,750 to capitalized software and $1,207,277 to excess of cost over net assets acquired (goodwill). The value assigned to the capitalized software was determined based upon the anticipated discounted after-tax cash flows for the period estimated to encompass the remaining life of the technology existing at the Acquisition date.

     Following are pro forma results of operations for the year ended October 31, 1995, as if the Acquisition had occurred as of the beginning of the year. The unaudited pro forma consolidated results of operations do not purport to represent what the Company's results of operations would actually have been if the Acquisition, in fact, had occurred on that date. The pro forma consolidated results of operations for the twelve months ended October 31, 1994 are not material to the financial statements and are therefore not presented.

                                                                           YEAR ENDED
                                                                        OCTOBER 31, 1995
                                                                        ----------------
        Revenue.......................................................    $    352,391
        Operating expenses............................................       4,605,914
                                                                           -----------
        Net loss......................................................    $ (4,253,523)
                                                                           ===========
        Loss per share................................................    $      (0.41)
                                                                           ===========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fixed assets

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed by the straight-line method over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to income as incurred, whereas the cost of significant improvements is capitalized (see Note
4).

  Capitalized leases

     Capitalized leases are amortized by the straight-line method over the estimated useful lives of the depreciable assets. Accumulated amortization as of October 31, 1995 and July 31, 1996 (unaudited) is $2,888 and $28,991, respectively.

  Research and development

     Research and development costs are charged to operations in the periods in which they are incurred.

  Patents

     As a result of research and development programs conducted, the Company has applied for, or has received, a number of patents to protect proprietary inventions of significant importance to the Company. Costs, principally legal fees, directly associated with the application of the respective patents, are being amortized on a straight-line basis over their estimated useful lives or seventeen years, whichever is shorter.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

Accumulated amortization as of October 31, 1994 and 1995 and July 31, 1996 was $14,624; $20,352, and $24,648 (unaudited), respectively.

  Organization costs

     Organization costs are amortized by the straight-line method over their estimated useful lives of five years. Accumulated amortization as of October 31, 1994 and 1995 was $11,859 and $14,826, respectively. Organization costs were fully amortized as of October 31, 1995.

  Goodwill

     The excess of acquisition cost over amounts assigned to the identifiable assets acquired (goodwill) is being amortized on a straight-line basis over seven years. Accumulated amortization as of October 31, 1995 and July 31, 1996 is $43,116 and $172,464 (unaudited), respectively (see note 1(c)).

  Software development costs

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Marketed" ("SFAS 86"). SFAS 86 requires that certain software product development costs ("Capitalized Costs"), incurred after technological feasibility has been established, be capitalized and amortized, commencing upon the general release of the software product to the Company's customers, over the economic life of the software product.

     The Company's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on (seven years). Accumulated amortization as of October 31, 1995 and July 31, 1996 is $288,813 and $1,155,252 (unaudited), respectively. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to competitive pressures. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

     Software development costs incurred prior to reaching technological feasibility are expensed as incurred and included in research and development costs.

  Estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Actual results could differ from those estimates.

  Royalty income

     Royalty income is accrued on the basis of reported transactions of licensees or the minimum requirements of license agreements.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

  Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. The Company manages its credit risk by depositing its cash with three commercial banks.

  Income taxes

     Deferred tax liabilities and assets are determined on the basis of the differences between the tax bases of assets and liabilities and their respective financial-reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

  Loss per share

     Net loss per share is computed on the basis of the loss for the period divided by the weighted average number of shares of common stock outstanding during the period. The loss per share for all periods presented excludes the number of common shares issuable upon conversion of convertible notes since such inclusion would be anti-dilutive.

  Impact of the future adoption of recently issued accounting standards

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121") in March 1995. SFAS 121 requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable. Impairment is measured using the lower of a Long-Lived Assets' book value or fair value, as defined. The Company will be required to adopt the provisions of SFAS 121 at the beginning of the year ending October 31, 1997. The Company believes that, based upon current operations and prospects, the future adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. The Company will be required to adopt the provisions of SFAS 123 at the beginning of the year ending October 31, 1997. SFAS 123 requires companies to estimate the fair value of common stock, stock options, or other equity instruments ("Equity Instruments") issued to employees using pricing models which take into account various factors such as current price of the common stock, volatility and expected life of the Equity Instruments. SFAS 123 permits companies to either provide pro forma note disclosure, or adjust operating results, for the amortization of the estimated value of the Equity Instrument, as compensation expense, over the vesting period of the Equity Instrument. The Company has not fully evaluated the impact the adoption of SFAS 123 will have on its financial position or results of operations at this time.

  Reclassifications

     Certain reclassifications were made to prior period amounts to conform to current period classifications.

3. MARKETABLE SECURITIES

     The Company considers its marketable equity securities to be "available for sale" as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and, accordingly, unrealized gains and losses are reported as a net amount in a separate

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

component of stockholders' equity until realized. The cost of securities held at October 31, 1994 and 1995 approximates fair value. For the years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996, net realized losses were $31,092; $20,753 and $38 (unaudited), respectively.

4. FIXED ASSETS

     As of October 31, 1994 and 1995, and July 31, 1996 fixed assets consist of:

                                                             OCTOBER 31,
                                                        ---------------------
                                                          1994         1995
                                                        --------     --------
                                                                                  JULY 31, 1996
                                                                                  -------------
                                                                                   (UNAUDITED)
                                                                                  -------------
    Furniture and fixtures............................  $ 32,966     $ 82,888       $  93,923
    Office equipment..................................    47,556      210,399         696,167
    Leasehold improvements............................    22,632       22,632          22,632
                                                        ---------    ---------      ---------
                                                         103,154      315,919         812,722
    Less, Accumulated depreciation and amortization...   (27,066)     (63,463)       (166,472)
                                                        ---------    ---------      ---------
                                                        $ 76,088     $252,456       $ 646,250
                                                        =========    =========      =========

     Depreciation expense for the years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996 was $12,713; $29,692 and $94,396 (unaudited), respectively.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of:

                                                            OCTOBER 31,
                                                       ---------------------
                                                         1994         1995
                                                       --------     --------     JULY 31, 1996
                                                                                 -------------
                                                                                 (UNAUDITED)
    Accounts payable.................................  $272,463     $649,045      $  1,489,717
    Accrued payroll..................................        --           --           262,656
    Accrued expenses.................................        --           --           202,574
    Interest payable.................................        --       12,000            59,398
    Deferred revenue.................................        --           --            40,000
                                                       --------     --------        ----------
                                                       $272,463     $661,045      $  2,054,345
                                                       ========     ========        ==========

6. FINANCING (SEE NOTE 13(D))

  (A) LINE OF CREDIT

     The Company has borrowed $406,000 under a revolving line of credit with a commercial bank, due on demand, which provides for short-term financing up to a maximum amount of $500,000. Interest is payable at a rate of 7.35% for borrowings up to $250,000 and 1 1/2% above the bank's prime lending rate (8.75% at October 31, 1995 and 9.75% at July 31, 1996) for borrowings in excess of $250,000. This line is collateralized by a $250,000 certificate of deposit with the bank which is included in restricted cash on the balance sheet.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

  (B) CONVERTIBLE TERM LOANS

     On December 29, 1994, the Company issued a promissory note for cash, to a stockholder for $500,000, and on December 29, 1995 the Company issued a new note which replaces and supersedes the note dated December 29, 1994. Under the terms of the new note, the note is payable in eight monthly installments, beginning on May 1, 1996. The note bears interest at a rate equal to 10% per annum, payable on the last day of each month. The stockholder shall have the option, until May 1, 1996, to convert the note into 90,909 shares of common stock of the Company at an exercise price of $5.50 per share, in lieu of payment of principal (see note 13(d)).

     On March 29, 1995, the Company issued a promissory note for cash, due on April 30, 1996 to a stockholder for $200,000 collateralized by certain of the Company's patents, bearing interest at 10% payable quarterly. On December 29, 1995, the stockholder exercised its right to convert the note into 66,667 common shares of the Company.

     On July 31, 1995, the Company issued a $240,000 note ("Original Note") maturing on December 31, 1995 plus interest of $20,000. On December 29, 1995, the Company issued a new note ("New Note") for $260,000 which represents the principal and accrued interest on the Original Note. The New Note replaces and supersedes the Original Note. Under the terms of the New Note, the principal is payable on January 1, 1997 with quarterly interest payments of $13,000 payable on April 1, 1996; July 1, 1996; October 1, 1996 and January 1, 1997. On December 29, 1995 the holder of the New Note indicated its intent to convert the New Note into 47,273 shares of common stock at a conversion price of $5.50 per share effective January 1, 1997.

7. COMMITMENTS

  (A) LEASES

     The Company leases office space under a lease agreement expiring March 31, 2002. The lease includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense by the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of accrued rent expense over total cash payments since inception of the lease.

     The Company is obligated under an unconditional, irrevocable letter of credit in the amount of $86,831 as collateral for the office space. The letter of credit is collateralized by an escrow cash account of equal amount included in restricted cash on the balance sheet.

     In addition, in connection with the Borta Acquisition, the Company has entered into an agreement, expiring August 31, 1998, to lease office space. The Company has the right to terminate this lease at the end of the first year, with 120 days written notice, provided that the Company has not defaulted on any of the terms and conditions of the lease.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

     Future minimum rental payments under these lease agreements as of October 31, 1995:

                                                                       OCTOBER 31,
                                                                       -----------
            1996.....................................................  $   308,250
            1997.....................................................      319,437
            1998.....................................................      310,283
            1999.....................................................      222,443
            2000.....................................................      222,443
            Thereafter...............................................      315,127
                                                                        ----------
                                                                       $ 1,697,983
                                                                        ==========

     Rent expense for the fiscal years ended October 31, 1993, 1994 and 1995, the nine months ended July 31, 1995 and 1996 and the cumulative period from June 4, 1990 (inception) to October 31, 1995 was $197,166; $198,450; $213,638;
$97,290 (unaudited); $247,813 (unaudited), and $1,053,971, respectively.

  (B) EQUIPMENT LEASES

     The Company is committed under various capital leases for computer equipment and office furniture expiring at various dates through 2000. Future minimum rental payments under these lease agreements as of October 31, 1995 are:

                                                                        OCTOBER 31,
                                                                        -----------
            1996......................................................   $  42,820
            1997......................................................      51,083
            1998......................................................      49,075
            1999......................................................          --
            2000......................................................          --
            Total minimum lease payments..............................     142,978
            Less: amount representing interest........................      58,456
                                                                        -----------
            Present value of net minimum lease payments...............   $  84,522
                                                                          ========

     The cost of leased equipment included as a component of fixed assets was approximately $86,992 at October 31, 1995.

  (C) EMPLOYMENT AGREEMENTS

     In connection with the Borta acquisition, the Company entered into two employment agreements, one with Borta's president and the other with Borta's chief operating officer. Both agreements expire on July 31, 1998. The aggregate commitment for future salaries under the employment agreements is $270,000. In addition, Borta's president is entitled to receive an annual bonus equal to 7 1/2% of Borta's earnings before interest and taxes, as defined (see note 13(b)).

     The Company has entered into an employment agreement with its chief executive officer and president for $350,000 per annum effective May 3, 1995 through May 2, 2000. In addition, the employment agreement includes the option to purchase 200,000 shares of common stock of the Company. These options shall vest in equal amounts on each May 3 during the term of the employment agreement in accordance with the provisions of the 1994 Plan (see note 10 and 13(f)).

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

  (D) FUNDING OF BORTA

     In connection with the Borta acquisition, the Company has committed to fund the ongoing operations of Borta based upon a plan pre-approved by the Company.

8. INCOME TAXES

     There is no provision for federal, state or local income taxes for all periods presented, since the Company has incurred operating losses since inception. The Company has paid minimum state and local taxes during the years, as required. In addition, the Company has fully reserved for the potential future tax benefits resulting from the utilization of net operating loss carry-forwards and the realization of deferred rent.

     Deferred tax assets, as of October 31, 1995, consists of the following:

        Net operating loss carry-forwards...............................  $ 4,604,765
        Capitalized software............................................   (3,665,030)
        Other...........................................................       67,158
                                                                          ------------
                  Total deferred tax assets.............................    1,006,893
          Less, Valuation allowance.....................................   (1,006,893)
                                                                          ------------
        Net deferred tax assets.........................................  $        --
                                                                          ============

     As of October 31, 1995, the Company has available unused net operating loss carry-forwards of approximately $9,797,000 which may provide future tax benefits, expiring in various years from 2006 to 2010.

9. CAPITAL STRUCTURE (SEE NOTE 13(E))

     At its inception (June 4, 1990), the Company issued 3,334,780 shares of common stock in exchange for technical know-how and patents related to certain consumer products which were to be developed further by the Company. These shares were assigned a value of $600,000, which represents the historical cost incurred by the Company's president and chief executive officer. During the year ended October 31, 1991, this amount was charged to operations as research and development costs.

     The valuation of all common stock issued in exchange for services, products and patents approximates the value of common stock sold to third parties for cash, at the time of issuance.

     On April 20, 1994, the Company issued 171,741 shares of common stock to a stockholder as a result of a conversion of a note payable for $250,000 plus $12,064 in accrued interest. On September 30, 1994, the Company issued 159,236 shares of common stock to a corporate stockholder as a result of a conversion of a $200,000 note payable. In addition, at the effective date of the Merger, the Company issued this stockholder an additional 38,350 shares of common stock pursuant to an anti-dilutive provision of the convertible note payable.

     On December 12, 1994, the Company issued 834,529 shares of common stock to stockholders as a result of a conversion of convertible term loans for $1,025,000.

     During March 1995, the Company issued 115,050 shares of common stock to its chief executive officer in exchange for original graphic illustrations. These illustrations are to be used for a screen saver project being developed by the Company.

     During May 1995, the Company issued 33,350 shares of preferred stock for $100,050 in cash. The preferred stock provides for cumulative monthly dividends, in arrears, amounting to 11% per annum, starting

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

June 15, 1995. No dividends can be declared or paid on the common stock until any dividends accrued and unpaid on the preferred stock have been paid. The preferred shares were converted into 18,191 shares of the Company's common stock on May 15, 1996.

     In connection with the Borta acquisition, the Company issued 1,818,182 shares of common stock to the former shareholders of Borta. Additionally, the Company issued 357,143 shares of common stock, valued at $1,964,286, as deferred compensation which are restricted and subject to forfeiture (see notes 1(c), 10(b) and 13(b)).

     During August 1995, the Company issued 25,000 shares of common stock valued at $162,000 as a commission on the Borta Acquisition.

     During August 1995, the Company issued 4,082 shares of common stock in exchange for consulting services valued at $23,372.

10. STOCK OPTIONS (SEE NOTE 13(F))

  (A) 1994 PLAN

     On December 9, 1994, the Board of Directors adopted the Company's 1994 Stock Option Plan (the "1994 Plan") which provides for the granting of options for the purchase of up to an aggregate of 500,000 shares of common stock to key employees, and to consultants, advisors and directors who are not employees. Options may be either incentive stock options ("ISO") or non-qualified options.

     Under the 1994 Plan, the option price shall be established by a compensation committee of the Board of Directors. The exercise price of the ISOs granted shall not be less than the fair market value of the shares on the effective date of the grant or not less than 110% of the fair market value of the shares on the effective date of the grant if the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

     300,000 options have been granted under the 1994 Plan, as of October 31, 1995, of which 40,000 options are exercisable at $2.44 per share. The remaining 260,000 options are exercisable at varying times through fiscal 1999 at prices ranging from $2.44 per share to $8.00 per share. All options expire 5 years from the date of grant.

  (B) 1995 PLAN

     On July 28, 1995, the Board of Directors adopted the Company's 1995 Stock Option Plan (the "1995 Plan") which provides for the granting of options for the purchase of up to an aggregate of 1,000,000 shares of common stock to employees and non-employees.

     Under the 1995 Plan, the option price shall be established by a compensation committee of the Board of Directors. Under the 1995 Plan, either ISOs or non-qualified options may be granted; ISO's can only be granted to employees. With respect to ISOs, the exercise price shall not be less than the fair market value of the shares on the effective date of the grant or not less than 110% of the fair market value of the shares on the effective date of the grant if the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

     All options granted, other than those discussed below, vest over a five-year period and expire ten years from the date of grant.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

     The following transactions took place in connection with the Borta acquisition:

          400,000 stock options were granted under the 1995 plan to the former shareholders of Borta at an exercise price of $5.50 per share and become exercisable on October 31, 2000 and may become exercisable earlier if certain earning performance milestones are achieved (the "Milestones") for the 1996, 1997 and 1998 fiscal years, defined as earnings before interest and taxes as detailed below:

            1996*...................................................  $ 4,856,766
            1997....................................................  $ 9,653,562
            1998....................................................  $14,786,497

---------------

           * Includes activity from July 31, 1995 to October 31, 1996.

          242,859 stock options at an exercise price of $1.00 per share were granted to the former shareholders of Borta. These options become exercisable on the January 31, following the fiscal years ending October 31, 1996, 1997 and 1998 provided that Borta achieves the Milestones for each Fiscal year, as defined. The right to purchase shares of common stock shall not be cumulative, so that if Borta does not achieve the Milestones, as defined, the options exercisable with respect to the applicable fiscal year of Borta shall terminate and shall not be exercisable in subsequent years. In accounting for these options, the Company will recognize noncash compensation expense as the Milestones are achieved or upon the probable attainment of the Milestone. Compensation expense will be measured as the difference between the aggregate fair value of the Company's common stock that can be acquired upon the exercise price of the vested options. As of October 31, 1995, none of the Milestones have been achieved nor was it probable that the Milestones would be attained and accordingly, no compensation expense has been recognized to date.

          357,143 shares of common stock were awarded to the president of Borta. These shares are restricted and are subject to forfeiture until October 31, 2000, provided, however, that the risk of forfeiture shall lapse on January 31, 1997, 1998 and 1999 with respect to 30%, 30% and 40% of such shares, respectively, if Borta achieves certain Milestones for the fiscal years ending 1996, 1997 and 1998, respectively, as defined. The Company has recorded deferred stock compensation expense, representing the fair market value at the date of the grant, as a separate component of stockholders' equity for the non-vested portion of stock granted. As of October 31, 1995 the Company has amortized $117,857 of the deferred stock compensation expense.

11. RELATED PARTIES

     The Company has entered into an agreement with a corporate stockholder to provide consulting services. In consideration for these services, such corporate stockholder received fees totaling approximately $60,000; $70,000; $75,000 and $228,000 during the years ended October 31, 1993, 1994 and 1995 and the cumulative period from June 4, 1990 (inception) to October 31, 1995, respectively. For the nine months ended July 31, 1995 (unaudited) and 1996 (unaudited) the corporate stockholder received fees totaling $45,000 (unaudited) and $100,000 (unaudited), respectively. In addition, the Company has issued to this corporate stockholder 273,451 shares of common stock in exchange for $350,000 of services during the three fiscal years ended October 31, 1993. No additional stock has been issued to this stockholder in exchange for services.

     In addition, the Company obtained the services of its chief executive officer from another company of which the Company's CEO is the principal stockholder. Fees paid to this company during the years ended October 31, 1993, 1994 and 1995 and the cumulative period from June 4, 1990 (inception) to October 31, 1995, total approximately $327,000; $626,000; $456,700 and $2,084,700, respectively.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of all financial instruments approximate their carrying values based on the interest rates for similar instruments.

13. NOTE TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

  (A) BASIS OF PRESENTATION

     The interim unaudited financial statements reflect adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for the fair presentation of the financial position and results of operations for the periods presented. Sales and the net loss for any interim period are not necessarily indicative of the results for a full year. The financial statements have been prepared on a going-concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company, as of July 31, 1996, has a working capital deficiency of $2,152,225. The Company expects to incur substantial costs and expenses during the ensuing twelve months as the Company continues to develop new products and executes its new business strategy. The Company believes that the net proceeds from this offering, together with available funds and cash flows expected to be generated by operations, will be sufficient to meet its anticipated cash needs for working capital expenditures for at least the next twelve months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may need to raise additional funds through public or private debt financing. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's common stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all.

  (B) DEFERRED COMPENSATION

     On May 13, 1996 the Company, Borta's president ("President") and Borta's chief operating officer ("COO") completed an agreement which provides for, among other things, the resignation of the President and COO as officers and directors of Borta, Inc. In connection therewith, the President and COO have surrendered all options to purchase common stock previously granted to either of them, and the President has surrendered 357,143 restricted shares of common stock previously granted, together with any options, incentive payments or rights related thereto. In connection with severance benefits the Company is paying to the President and COO $180,000 in the aggregate over the period ending on January 15, 1997. In addition, of $425,000 remaining to be paid to the President pursuant to his signing bonus with the Company $5,000 was paid upon the execution of definitive agreements relating to the resignations, $150,000 was paid on August 30, 1996, and the balance is payable on December 31, 1996.

     In the current period, the Company reversed the charge to Compensation Expense of $117,857 recorded in a prior period relating to the 357,143 shares of common stock previously granted to the President.

  (C) DISPOSITION OF CERTAIN RESTRICTED CASH

     Included in restricted cash at July 31, 1996 is $100,000 held in escrow in connection with a law suit between the former stockholders of Astro-Stream and the Company. Subsequent to July 31, 1996, the parties entered into a Stipulation of Discontinuance pursuant to which the Company waived its rights to receive any funds out of the $100,000 escrow. The Company has accrued for this amount.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

  (D) FINANCING

     The $500,000 promissory note issued on December 29, 1995 has been replaced and superseded on April 30, 1996 and again on July 31, 1996. The new note is payable in one installment of $500,000 on December 31, 1996 and bears interest at a rate equal to 10% per annum, payable on the last day of the month. The holder shall have the option, until December 31, 1996, to convert the note into 90,909 shares of common stock of the Company at an exercise price of $5.50 per share, in lieu of payment of principal. On March 6, 1996 the holder of the note indicated its interest to convert the note into 90,909 shares of the Company's common stock.

     On February 12, 1996 the Company executed a $500,000 promissory note, as amended, bearing interest at 12% per annum, payable on August 12, 1996, the maturity date of the note. The holder of the note, until the maturity date, has the right and option to convert the note into 90,909 shares of restricted common stock. The holder also has a continuing contractual right to receive 12.5% of the earnings before interest and taxes from licensing of music and video CD's. As of July 31, 1996 no amounts have accrued with respect to the contractual rights. In certain circumstances this contractual right is terminable by the Company and convertible into warrants to purchase additional shares of the Company's common stock. On June 12, 1996 the holder of the note indicated its intent to convert the note into 90,909 shares of the Company's common stock.

     On April 12, 1996 the Company executed a $450,000 promissory note, as amended, bearing interest at twelve percent per annum, payable on August 15, 1996. The holder of the note shall have the right to convert the note into 81,818 shares of common stock at any time after the date of the note and prior to December 31, 1996. On August 22, 1996 principal and accrued interest were paid in full.

     On June 27, 1996, the Company issued a promissory note, to a stockholder for $330,000 in cash, bearing interest at the prime lending rate, as published in the Wall Street Journal, and payable at maturity. The Company shall have the right to prepay the aggregate principal amount of the note, together with accrued interest through the date of the prepayment without penalty or premium. The stockholder shall have the option to acquire, until December 31, 1996, 120,000 shares of common stock of the Company for $660,000.

  (E) CAPITAL TRANSACTIONS

     From November 1, 1995 through July 31, 1996, the Company has financed its operations through the private sale of stock and convertible notes for cash amounting to approximately $8,445,000 and with the exchange of stock for approximately $232,000 in products and services. The Company intends to continue to use its best efforts to obtain financing sufficient for the Company's requirements.

     On December 29, 1995, the Company issued 66,667 shares of common stock to stockholders as a result of a conversion of convertible term loans in the amount $200,000.

     During January 1996, the Company issued 500 shares of common stock in exchange for consulting services valued at $2,750.

     During May, 1996, the Company issued 1,521 shares of common stock in exchange for consulting services valued at $7,726.

     During June 1996, the Company issued 1,100 shares of common stock in exchange for consulting services valued at $5,500.

     During July 1996, the Company issued 12,000 shares of common stock in exchange for services valued at $66,000.

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

     During May 1996, holders of all issued and outstanding shares of the Company's preferred stock converted their shares of preferred stock into common stock, at a conversion price of $5.50 per share. The 73,350 preferred shares have been converted into 58,191 shares of common stock.

  (F) STOCK OPTIONS

     Transactions involving stock option awards during the nine months ended July 31, 1996 are summarized below. The total number of options exercisable on July 31, 1996 was 201,000. As of July 31, 1996, shares available for future grants under the 1994 Plan and 1995 Plan amounted to 105,000 and 839,285, respectively.

                                                          1994        1995        PRICE PER
                                                          PLAN        PLAN          SHARE
                                                         -------     -------     ------------
    Options outstanding at October 31, 1995............  300,000     642,859     $1.00-$8.00
    Options granted....................................   95,000          --        $5.50
    Options cancelled..................................       --     482,144     $1.00-$5.50
                                                         -------     -------
    Options outstanding at July 31, 1996...............  395,000     160,715
                                                         =======     =======

     The Board of Directors of the Company approved, subject to stockholder approval, the adoption of the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for a maximum of 1,500,000 shares of the Company's common stock to be issued in connection with stock option grants. As of the date of this Prospectus, 675,000 options have been granted under the 1996 Plan at prices ranging from $5.50 to $8.25 per share, of which, 11,000 are currently exercisable.

  (G) SUBSEQUENT EVENTS

Private Placements -- Between August and October 1996, the Company sold in private placements 1,256,400 shares of Common Stock, of which 1,180,000 were sold at a price of $5.00 per share and 76,400 were sold at a price of $5.50 per share, from which the Company received aggregate net proceeds (after deductions of related selling expenses, including agency commissions) of approximately $5,880,645.

     Additionally, the Company has borrowed $130,000 from a lender, who has the right to receive shares of Common Stock in payment of the principal amount of the loan (based on a price of $6.50 per share). Accordingly, the Company may issue 20,000 shares of Common Stock with respect to such a note.

Stock Subscriptions -- Between May 16, 1996 and May 29, 1996, the Company issued to four parties options to purchase an aggregate of 61,000 shares of common stock at an exercise price between $5.50 and $6.50 for total cash consideration of $386,500. The options, which were originally exercisable from the date of issuance to dates ranging from September 16, 1996 through September 29, 1996, were extended to December 31, 1996. In the event the options are not exercised within that period the parties may call for the return of the consideration at any time during the period beginning 45 days from the issuance date to the expiration date of the options. The Company has classified this obligation as noncurrent "Convertible term loans -- stockholders" on its balance sheet.

1996 Stock Option Plan -- On September 6, 1996 the Board of Directors adopted, subject to shareholder approval at the annual meeting to be held on October 29, 1996, the Company's 1996 Stock Option Plan. The 1996 Plan is designed to provide an incentive to key employees (including directors and officers who are employees), and to consultants and directors who are not employees, of the Company, or any of its subsidiaries, and to offer an additional inducement in obtaining the services of such persons. The 1996 Plan authorizes the issuance of stock awards and the grant of options to purchase a maximum of 1,500,000 shares of

               ARISTO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION PERTAINING TO THE PERIODS ENDED JULY 31, 1996 IS UNAUDITED)

the Company's common stock. The 1996 Plan will be administered by the Board of Directors or a committee of the Board of Directors consisting of at least two outside Directors. Subject to shareholder approval, an aggregate of 1,425,067 options will be granted pursuant to the 1996 Stock Option Plan.

Cancellation of Stock Options -- The Company has cancelled 160,715 options issued to three individuals pursuant to the 1995 Stock Option Plan; in one case, due to the termination of an employee prior to vesting of the options granted, and, as to the balance, pursuant to agreements with the optionees to exchange such options for new options granted under 1995 and 1996 Stock Option Plans.

Amendment to Employment Agreement -- On September 18, 1996, the Company and a key employee amended the employee's employment agreement dated April 19, 1996. The term of the agreement was extended from June 30, 1997 to October 31, 1999. Additionally, the Company granted 50,000 shares of its common stock, which contain a restrictive legend, as a signing bonus. The amendment also provides for the issuance of the 1,000,000 stock options available under the 1995 Stock Option Plan, to vest at the rate of 100,000 options per year at the end of each fiscal year beginning October 31, 1997 until all such options have vested. The vesting schedule is subject to acceleration upon attaining certain gross revenue targets.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   16
Price Range of Common Stock...........   17
Dividend Policy.......................   17
Capitalization........................   18
Selected Consolidated Financial
  Data................................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   24
Management............................   36
Principal Stockholders................   43
Certain Transactions..................   44
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   47
Underwriting..........................   48
Legal Matters.........................   49
Experts...............................   49
Available Information.................   49
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                2,000,000 SHARES

                                     ARISTO
                                 INTERNATIONAL
                                  CORPORATION
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                ALLEN & COMPANY
                                  INCORPORATED
                                           , 1996
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses (other than underwriting discounts and commissions) which will be paid by the registrant in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee and the NASD filing fee, all amounts shown are estimates.

        Registration fee..................................................  $  6,360
        NASD filing fee...................................................     2,599
        Nasdaq listing expenses...........................................     7,500
        Blue sky fees and expenses (including legal and filing fees)......         *
        Legal fees and expenses (other than Blue Sky).....................         *
        Accounting fees and expenses......................................         *
        Transfer agent fees and expenses..................................         *
        Printing and engraving expenses...................................         *
        Miscellaneous expenses............................................         *
                                                                            --------
                  Total...................................................  $830,000
                                                                            ========

---------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant's Certificate of Incorporation provides that the registrant shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that his conduct was unlawful.

     Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

     Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

          (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

          (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3) by the stockholders.

     Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person. The registrant intends to purchase directors and officers liability insurance in the amount of $1,000,000.

     In accordance with the DGCL, the registrant's Certificate of Incorporation provides that the directors of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of duty as a director except (I) for any breach of the director's duty of loyalty to the registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under
Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the registrant and its stockholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During 1993 the Company issued 15,006 shares, valued at $20,000, and 39,184 shares valued at $50,000, to individuals for services and a patent right, respectively.

     During the period November 1, 1993 through October 1994 the Company had the following transactions:

     - Exchanged 49,188 common shares valued at $70,000, to individuals for services.

     - Issued 1,030,447 common shares, valued at $1,500,000, to several individuals for cash.

     - Converted notes payables and accrued interest into 330,977 shares of common, valued at $462,064.

     - Retired 1,667,390 shares of Treasury Stock.

     During the period November 1, 1994 through October 1995 the Company had the following transactions:

     - Exchanged 29,082 common shares valued at $185,872 for consulting services.

     - Issued 952,661 common shares, valued at $2,759,250, to several individuals for cash.

     - Converted notes payable into 834,529 shares of common, valued at $1,025,000.

     - Exchanged 115,050 common shares valued at $255,555 for graphic illustrations.

     - Issued 38,350 common shares pursuant to an anti-dilution provision.

     - Issued 1,818,182 common shares valued at $8,500,000 as a result of the acquisition of Borta Inc.

     - Acquired equity from the reverse acquisition with Astro Stream Corporation 1,098,997 common shares issued.

     - Issued 33,500 shares of preferred stock valued at $100,050 to one individual for cash.

     During the period November 1, 1995 through October 14, 1996 the Company had the following transactions:

     - Exchanged 15,021 common shares valued at $81,976 for consulting services.

     - Issued 819,232 common shares valued at $4,505,776 to several individuals for cash.

     - Issued 40,000 shares of preferred stock valued at $220,000 to an individual for cash.

     - Converted 73,500 shares of preferred stock to 58,191 common shares.

     - Issued 30,000 common shares valued at $150,000 for product rights.

     - Converted Notes payable into 66,667 shares of common shares valued at $200,000.

     During 1996, 50,000 shares of Common Stock were paid in compensation to a senior executive.

     Between December 29, 1995 and June 30, 1996, the Company issued convertible promissory notes in the aggregate principal amount of $1,590,000 to four investors. These notes mature between December 12, 1996 and January 1, 1997. The holders of the notes may elect (but are not obligated) to receive payment on shares of Common Stock (in lieu of cash) based on a price of $5.50 share. If the holders elect to receive shares of Common Stock in full payment of these notes, the Company would be required to issue 289,091 shares. One of these note holders also has an option to purchase an additional 50,000 shares of Common Stock at a price of $5.50 per share.

     Between August and October, 1996, the Company borrowed $516,500 from certain lenders who may elect (but are not obligated) to receive payment in shares of Common Stock (in lieu of cash) based on price ranging from $5.50 to $6.50 per share. If such lenders elect to receive shares of Common Stock in full payment of the loans, the Company would be required to issue 81,000 shares.

     Between August and October 1996, the Company sold in private placements, 1,256,400 shares of Common Stock of which 1,180,000 were sold at a price of $5.00 per share and 76,400 were sold at a price of $5.50 per share for aggregate proceeds of $6,320,200.

     - During the calendar years 1995 and 1996, 395,000 options to purchase Common Stock were granted to several individuals under the Company's 1994 Stock Option Plan.

     - During September 1996, 1,000,000 options to purchase Common Stock were granted to an individual under the Company's 1995 Stock Option Plan.

     - During the calendar year 1996, 1,425,067 options to purchase Common Stock were granted to several individuals under the Company's 1996 Stock Option Plan.

     - During March 1996, 448,101 Warrants to purchase Common Stock were issued to an entity under a services agreement.

     The foregoing sales of securities by the Company were exempt from registration under the Act by reason of Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

    NUMBER           DESCRIPTION OF EXHIBIT                       METHOD OF FILING
    ------   --------------------------------------    --------------------------------------
      1.1    Form of Underwriting Agreement.           Filed herewith.
      2.1    Merger Agreement between the              Incorporated by reference to an
             registrant and Aristo International       Exhibit to the Registrant's Current
             Corporation, dated October 28, 1994.      Report on Form 8-K, File No.
                                                       33-1260-NY, filed on November 16,
                                                       1994.
      2.2    Agreement and Plan of Merger among the    Incorporated by reference to an
             registrant, BAIC Acquisition Corp.,       Exhibit to the Registrant's Current
             Borta, Inc. and the shareholders of       Report on Form 8-K, File No.
             Borta, Inc., dated July 28, 1995.         33-1260-NY, filed on August 15, 1995.
      3.1    Restated and Amended Certificate of       Incorporated by reference to Exhibit
             Incorporation of the Registrant.          3.1 to the Registrant's Annual Report
                                                       on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
      3.2    By-Laws of the Registrant.                Incorporated by reference to Exhibit
                                                       3.2 to the Registrant's Annual Report
                                                       on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
      5.1    Opinion of Parker Chapin Flattau &        To be filed by amendment.
             Klimpl, LLP.
     10.1    1994 Stock Option Plan of the             Incorporated by reference to Exhibit
             Registrant.*                              10.1 to the Registrant's Annual Report
                                                       on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
     10.2    1995 Stock Option Plan of the             Incorporated by reference to Exhibit
             Registrant.*                              10.2 to the Registrant's Annual Report
                                                       on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
     10.3    1996 Stock Option Plan of the             Filed herewith.
             Registrant and Form of Stock Option
             Contract.*
     10.4    Employment Agreement between the          Incorporated by reference to Exhibit
             Registrant and Shmuel Cohen dated         10.3 to the Registrant's Annual Report
             February 1, 1995.*                        on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
     10.5    Change in Control Agreement, dated        Incorporated by reference to Exhibit
             February 1, 1995, between the             10.6 to the Registrant's Annual Report
             registrant and Shmuel Cohen.*             on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
     10.6    Consulting Agreement, dated July 1,       Incorporated by reference to Exhibit
             1995, between the registrant and          10.7 to the Registrant's Annual Report
             Castellon Limited.*                       on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
     10.7    Warrant Certificate                       Filed herewith
     10.8    Form of Purchase Agreement                Filed herewith

    NUMBER           DESCRIPTION OF EXHIBIT                       METHOD OF FILING
    ------   --------------------------------------    --------------------------------------
     10.9    Engagement Letter Agreement, dated        Filed herewith
             February 22, 1996, between the
             registrant and Allen & Company
             Incorporated.
     10.10   Placement Agency Agreement, dated July    Filed herewith
             31, 1996, between the registrant and
             Allen & Company Incorporated.
     10.11   Form of Subscription Agreement            Filed herewith
     10.12   Form of Option Agreement/Convertible      Filed herewith
             Note
     10.13   Employment Agreement, dated April 19,     Filed herewith
             1996, between the registrant and Nolan
             Bushnell, as amended on September   ,
             1996.*
     10.14   Termination Agreement, dated May 13,      Filed herewith
             1996, among Ron Borta and Leslie Davis
             and the registrant.
     10.15   Services Letter Agreement, dated          Filed herewith
             August 17, 1995, between the
             registrant and Michael Katz.
     10.16   Form of Financial Consulting Contract.    Filed herewith
     10.17   Letter Agreement, dated June 10, 1996,    Filed herewith
             between the registrant and P.S.G.S.
             International Real Estate, Ltd.
     10.18   Option Agreement, dated June 10, 1996,    Filed herewith
             between the registrant and P.S.G.S.
             International Real Estate, Ltd.
     10.19   Services Agreement, dated August 1,       Filed herewith
             1996, between the registrant and Owens
             & Associates Inc.
     10.20   Services Letter Agreement, dated          Filed herewith
             August 20, 1996, between the
             registrant and Copyright
             Clearinghouse, Inc.
     10.21   Amendment, dated June 28, 1996, to the    Filed herewith
             Consulting Agreement, dated July 1,
             1995, between the registrant and
             Castellon Limited.
     10.22   AFMA International Disc Distribution      Filed herewith
             Agreement, dated August 22, 1996,
             between Film Ventures International,
             Inc. and Aristo Entertainment, Inc.
     21.1    Subsidiaries of the Registrant.           Incorporated by reference to Exhibit
                                                       22.1 to the Registrant's Annual Report
                                                       on Form 10-KSB for the year ended
                                                       October 31, 1995, filed on January 29,
                                                       1996.
     23.1    Consent of Coopers & Lybrand, L.L.P.      Filed herewith.
     23.2    Consent of Parker Chapin Flattau &        To be filed by amendment.
             Klimpl, LLP (included in their
             opinion).
     24.1    Powers of Attorney of Certain             Included on page II-7.
             Directors and Officers.

---------------
* Management contract or compensatory plan or arrangement.

     (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of October, 1996.

                                          ARISTO INTERNATIONAL CORPORATION

                                          By: /s/  SHMUEL COHEN

                                            ------------------------------------
                                                          Shmuel Cohen
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shmuel Cohen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                SIGNATURE                                TITLE                      DATE
------------------------------------------  --------------------------------  -----------------
            /s/  SHMUEL COHEN               President and Chief Executive      October 16, 1996
------------------------------------------  Officer (Principal Executive
               Shmuel Cohen                 Officer)
                                            and Director
         /s/  GLENN P. SBLENDORIO           Chief Financial Officer            October 16, 1996
------------------------------------------  (Principal Financial Officer and
           Glenn P. Sblendorio              Principal Accounting Officer)
             /s/  YAEL COHEN                Director                           October 16, 1996
------------------------------------------
                Yael Cohen
           /s/  JOSEPH ETTINGER             Director                           October 16, 1996
------------------------------------------
             Joseph Ettinger

                                 EXHIBIT INDEX

NUMBER                              DESCRIPTION OF EXHIBIT                               PAGE
------     ------------------------------------------------------------------------  ------------
  1.1      Form of Underwriting Agreement. ........................................
  5.1*     Opinion of Parker Chapin Flattau & Klimpl, LLP..........................
 10.3      1996 Stock Option Plan of the registrant and Form of Stock Option
           Contract................................................................
 10.7      Warrant Certificate.....................................................
 10.8      Form of Purchase Agreement..............................................
 10.9      Engagement Letter Agreement, dated February 22, 1996, between the registrant and Allen & Company Incorporated.............................
 10.10     Placement Agency Agreement, dated July 31, 1996, between the registrant and Allen & Company Incorporated........................................
 10.11     Form of Subscription Agreement..........................................
 10.12     Form of Option Agreement/Convertible Note...............................
 10.13     Employment Agreement, dated April 19, 1996, between the registrant and
           Nolan Bushnell, as amended on September   , 1996........................
 10.14     Termination Agreement, dated May 13, 1996, among Ron Borta and Leslie
           Davis and the registrant................................................
 10.15     Services Letter Agreement, dated August 17, 1995, between the registrant and Michael Katz........................................................
 10.16     Form of Financial Consulting Contract...................................
 10.17     Letter Agreement, dated June 10, 1996, between the registrant and
           P.S.G.S. International Real Estate, Ltd.................................
 10.18     Option Agreement, dated June 10, 1996, between the registrant and
           P.S.G.S. International Real Estate, Ltd.................................
 10.19     Services Agreement, dated August 1, 1996, between the registrant and
           Owens & Associates Inc..................................................
 10.20     Services Letter Agreement, dated August 20, 1996, between the registrant and Copyright Clearinghouse, Inc........................................
 10.21     Amendment, dated June 28, 1996, to the Consulting Agreement, dated July
           1, 1995, between the registrant and Castellon Limited...................
 10.22     AFMA International Disc Distribution Agreement, dated August 22, 1996, between Film Ventures International, Inc. and Aristo Entertainment,
           Inc.....................................................................
 23.1      Consent of Coopers & Lybrand, L.L.P.....................................
 23.2*     Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion). ..............................................................

---------------
* To be filed by amendment.